Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

HAYMAKER ACQUISITION CORP. 4,

HAYMAKER MERGER SUB I, INC.,

HAYMAKER MERGER SUB II, LLC,

SUNCRETE, INC.

and

CONCRETE PARTNERS HOLDING, LLC

Dated as of October 9, 2025

TABLE OF CONTENTS

Page

Article I DEFINITIONS		3

1.01	Certain Definitions	3
1.02	Further Definitions	15
1.03	Construction	18

Article II AGREEMENT AND PLAN OF MERGER		19

2.01	Redemption Offer	19
2.02	The Domestication	19
2.03	Management Aggregator Distribution	20
2.04	The Mergers	20
2.05	Effective Times; Closing	21
2.06	Effect of the Mergers	21
2.07	Amended and Restated PubCo Charter; Amended and Restated PubCo Bylaws	21
2.08	Organizational Documents of Surviving Corporation; Organizational Documents of Surviving Subsidiary Company; Company Equityholder Support Agreements; Lock-Up Agreements; Registration Rights Agreement; RRA Assignment	22
2.09	Directors and Officers of Surviving Corporation and Surviving Subsidiary Company	22

Article III EFFECTS OF THE MERGER		23

3.01	Conversion of Securities	23
3.02	Exchange of Certificates	25
3.03	Stock Transfer Books	27
3.04	Sponsor Notes	28

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		28

4.01	Organization and Qualification; Subsidiaries	28
4.02	Company Organizational Documents	28
4.03	Capitalization	29
4.04	Authority Relative to this Agreement	29
4.05	No Conflict; Required Filings and Consents	30
4.06	Permits; Compliance	30
4.07	Financial Statements	31
4.08	Absence of Certain Changes or Events	32
4.09	Absence of Litigation	33
4.10	Employee Benefit Plans	33
4.11	Labor and Employment Matters	35
4.12	Real Property; Title to Tangible Assets	36
4.13	Intellectual Property	37
4.14	Taxes	40
4.15	Environmental Matters	43
4.16	Material Contracts	43
4.17	Customers and Suppliers	44
4.18	Insurance	45
4.19	Board Approval; Vote Required	45
4.20	Interested Party Transactions	45
4.21	Exchange Act	46
4.22	Brokers	46
4.23	Exclusivity of Representations and Warranties	46

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4.24	Company’s Investigation and Reliance	46

Article V REPRESENTATIONS AND WARRANTIES OF SPAC		47

5.01	Corporate Organization	47
5.02	Organizational Documents	47
5.03	Capitalization	47
5.04	Authority Relative to This Agreement	49
5.05	No Conflict; Required Filings and Consents	49
5.06	Compliance	50
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	50
5.08	Business Activities; Absence of Certain Changes or Events	52
5.09	Absence of Litigation	53
5.10	Board Approval; Vote Required	53
5.11	No Prior Operations of Acquisition Entities	53
5.12	Brokers	54
5.13	SPAC Trust Fund	54
5.14	Employees	55
5.15	Taxes	55
5.16	Registration and Listing	57
5.17	Insurance	57
5.18	Intellectual Property	57
5.19	Agreements; Contracts and Commitments	57
5.20	Title to Property	57
5.21	Investment Company Act	58
5.22	Private Placements	58
5.23	SPAC’s and Acquisition Entities’ Investigation and Reliance	58
5.24	Exclusivity of Representations and Warranties	59

Article VI CONDUCT OF BUSINESS PENDING THE MERGERS		59

6.01	Conduct of Business by the Company Pending the Mergers	59
6.02	Conduct of Business by SPAC and the Acquisition Entities Pending the Mergers	63
6.03	Claims Against Trust Account	64

Article VII ADDITIONAL AGREEMENTS		65

7.01	No Solicitation	65
7.02	Registration Statement; Proxy Statement	67
7.03	Company Approval	69
7.04	SPAC Shareholders’ Meeting and Merger Sub Stockholder’s Approval	69
7.05	Access to Information; Confidentiality	71
7.06	Incentive Equity Plan; ESPP	71
7.07	Directors’ and Officers’ Indemnification	71
7.08	Notification of Certain Matters	74
7.09	Further Action; Reasonable Best Efforts	74
7.10	Public Announcements	75
7.11	Stock Exchange Listing	75
7.12	Antitrust	75
7.13	Trust Account; SPAC Operating Account	76
7.14	Tax Matters	77
7.15	Directors	77
7.16	SPAC Public Filings	78
7.17	Litigation	78

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7.18	PCAOB Financial Statements	78
7.19	SPAC Extension Vote	79
7.20	Pre-Closing Stock Exchange Listing	79
7.21	Financing; Cooperation	79
7.22	Dothan Management Agreement	80
7.23	SPAC Warrants	81

Article VIII CONDITIONS TO THE MERGERS		81

8.01	Conditions to the Obligations of Each Party	81
8.02	Conditions to the Obligations of SPAC	82
8.03	Conditions to the Obligations of the Company	83

Article IX TERMINATION		84

9.01	Termination	84
9.02	Effect of Termination	85
9.03	Expenses	85

Article X GENERAL PROVISIONS		86

10.01	Notices	86
10.02	Nonsurvival of Representations, Warranties and Covenants	86
10.03	Severability	87
10.04	Entire Agreement; Assignment	87
10.05	Parties in Interest	87
10.06	Governing Law	87
10.07	Waiver of Jury Trial	87
10.08	Headings	88
10.09	Counterparts	88
10.10	Specific Performance	88
10.11	Amendment	88
10.12	Waiver	88
10.13	No Recourse	89
10.14	Provisions Respecting Representation of the Company	89
10.15	Waiver of Conflicts; Attorney-Client Communications	90

EXHIBITS AND SCHEDULES

Exhibit A	Form of Amended and Restated PubCo Certificate of Incorporation
Exhibit B	Form of Amended and Restated PubCo Bylaws
Exhibit C	Form of Omnibus Incentive Plan
Exhibit D	Form of ESPP
Exhibit E	Form of Dothan Management Agreement Amendment
Exhibit F	Sponsor Support Agreement
Exhibit G	Company Equityholder Support Agreement
Schedule A	Company Knowledge Parties
Schedule B	PubCo Director Nominees
Schedule I	Sponsor Knowledge Parties
Schedule II	SPAC Director and Officer Resignations
Schedule III	Director Designee Terms

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of October 9, 2025 (this “Agreement”), is entered into by and among Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (which shall be de-registered as a Cayman Islands exempted company and transfer by way of continuation to the State of Delaware and domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successor, “SPAC”), SunCrete, Inc., a Delaware corporation and wholly owned direct Subsidiary of SPAC (“PubCo”), Haymaker Merger Sub I, Inc., a Delaware corporation and wholly owned direct Subsidiary of PubCo (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of PubCo (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”) and Concrete Partners Holding, LLC, a Delaware limited liability company (the “Company”). SPAC, PubCo, Merger Sub I, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”), and the Companies Act (Revised) of the Cayman Islands (the “Companies Act”), the Parties will enter into a business combination transaction pursuant to which (a) on the Closing Date prior to the Initial Closing, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication in accordance with the applicable provisions of the DGCL and the Companies Act and in connection therewith, SPAC will amend and restate the SPAC Articles of Association and other governing documents by (x) adopting and filing with the Delaware Secretary of State a certificate of incorporation in a form mutually agreed upon by the Parties (the “SPAC Delaware Charter”) and (y) adopting bylaws in a form mutually agreed upon by the Parties (the “SPAC Delaware Bylaws”), (b) on the Closing Date, Merger Sub I will merge with and into SPAC (the “Initial Merger”), with SPAC surviving the Initial Merger (SPAC, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming a wholly-owned subsidiary of PubCo, and (c) on the Closing Date but immediately after the Initial Merger Effective Time, Merger Sub II will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned Subsidiary of PubCo (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, on the Closing Date, in connection with the Mergers, PubCo will amend and restate the PubCo Organizational Documents by (a) adopting and filing with the Delaware Secretary of State a certificate of incorporation substantially in the form attached to this Agreement as Exhibit A (the “Amended and Restated PubCo Charter”) and (b) adopting bylaws substantially in the form attached to this Agreement as Exhibit B (the “Amended and Restated PubCo Bylaws”);

WHEREAS, each of the parties agrees that for U.S. federal income tax purposes, (a) it is intended that (i) the Domestication qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code, and (ii) the Initial Merger, the Acquisition Merger, and the PIPE Investment be treated as integrated transactions constituting a single exchange qualifying as an exchange described in Section 351 of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Domestication;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its members, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the members of the Company approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company’s members;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously resolved (a) that this Agreement and the Transactions are in the best interests of SPAC, (b) to approve and adopt this Agreement and the Transactions and declared their advisability, and (c) to recommend that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions, and resolved that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub I has unanimously (a) determined that this Agreement and the Initial Merger are fair to, and in the best interests of, Merger Sub I and its sole stockholder, (b) approved and adopted this Agreement and the Initial Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub I approve and adopt this Agreement and approve the Initial Merger and directed that this Agreement and the Initial Merger be submitted for consideration by the sole stockholder of Merger Sub I;

WHEREAS, the sole member of Merger Sub II has (a) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub II and its sole member, and (b) approved and adopted this Agreement and the Acquisition Merger and declared their advisability;

WHEREAS, the Board of Directors of PubCo has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, PubCo and its sole stockholder, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the sole stockholder of PubCo approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of PubCo;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Haymaker Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), the Company, and each of the Sponsor Related Parties have entered into the Sponsor Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain members of the Company have entered into a Support Agreement (the “Company Equityholder Support Agreements”), in substantially the form set forth in Exhibit G hereto;

WHEREAS, in connection with the Initial Closing, PubCo, SPAC, and Sponsor shall enter into an Assignment, Assumption, and Amendment Agreement (the “RRA Assignment”), in form and substance reasonably acceptable to SPAC and the Company, with respect to that certain Registration Rights Agreement, dated as of July 25, 2023, by and between SPAC, Sponsor and certain other SPAC equityholders, which shall, for the avoidance of doubt, terminate any underwritten demand and piggyback registration rights thereunder (but retain the right to demand a resale shelf registration on Form S-1 or, if available, Form S-3);

WHEREAS, in connection with the Acquisition Closing, PubCo and certain members of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in form and substance reasonably acceptable to SPAC and the Company;

WHEREAS, in connection with the Acquisition Closing, PubCo and certain members of the Company that did not enter into Company Equityholder Support Agreements shall enter into Lock-Up Agreements, in form and substance reasonably acceptable to SPAC and the Company (the “Lock-Up Agreements”);

WHEREAS, in order to fund certain costs and expenses incurred by SPAC in connection with the SPAC Extension Vote, Dothan Independent GP, LP, a Texas limited partnership and an Affiliate of the Company (“Dothan Independent”), and Sponsor entered into that certain Subscription Agreement, dated as of September 10, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Dothan Independent Subscription Agreement”), pursuant to which, among other things, Dothan Independent become a member of the Sponsor and agreed to contribute $500,000.00 in the aggregate to the Sponsor in exchange for ten (10) Class Z Units of the Sponsor, representing an indirect interest in 2,800,000 SPAC Founder Shares (the “Dothan Founder Shares”) and an indirect interest in 398,800 SPAC Warrants; and

WHEREAS, on or prior to the date hereof, PubCo obtained commitments from certain investors for a private placement of shares of PubCo Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and PubCo has agreed to issue and sell to such investors, an aggregate number of shares of PubCo Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $82,500,000 (the “PIPE Investment Amount”) on the Closing Date, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.01            Certain Definitions. For purposes of this Agreement:

“Acquisition Entities” means PubCo and the Merger Subs.

“Affiliate” means, with respect to any specified person, any person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Common Unit Share Consideration” means (a) the Aggregate Company Merger Consideration, minus (b) the Aggregate Company Preferred Unit Share Consideration.

“Aggregate Company Merger Consideration” means, in the aggregate, 32,532,500 shares of PubCo Class B Common Stock or PubCo Class A Common Stock, as applicable.

“Aggregate Company Preferred Unit Share Consideration” means a number of shares of PubCo Class B Common Stock or PubCo Class A Common Stock, as applicable, equal to (a) (i) the Unreturned Preferred Contribution, plus (ii) the aggregate amount of any accrued but unpaid dividends on the Company Preferred Units issued and outstanding immediately prior to the Acquisition Merger Effective Time, divided by (b) $10.00.

“Ancillary Agreements” means the Amended and Restated PubCo Charter, the Amended and Restated PubCo Bylaws, Registration Rights Agreement, the Lock-Up Agreements, the Sponsor Support Agreement, the Company Equityholder Support Agreements, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, the Merger Subs, the Company or PubCo in connection with the Transactions and specifically contemplated by this Agreement.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the Cayman Islands, New York, New York or Dallas, Texas; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Unit Exchange Ratio” means (a) the Aggregate Company Common Unit Share Consideration, divided by (b) the aggregate number of Company Common Units (excluding any Company Incentive Units) outstanding as of immediately prior to the Acquisition Merger Effective Time, and as further adjusted pursuant to Section 3.02(e), if applicable.

“Company Common Units” means the units of the Company’s Common Units as defined in the Company LLC Agreement, including the Company Incentive Units.

“Company Incentive Unit Award” means, with respect to a Company Incentive Unit, the Incentive Unit Award and Contribution Agreement pursuant to which the Company issued such Company Incentive Unit to the holder of such Company Incentive Unit (subject to forfeiture and vesting restrictions set forth therein) and such holder contributed the Company Incentive Unit to Management Aggregator.

“Company Incentive Unit Share Consideration” means, with respect to a Company Incentive Unit, an amount equal to the Company Common Unit Exchange Ratio, reduced, with respect to any such Company Incentive Unit having a positive Floor Amount (as defined in the applicable Company Incentive Unit Award Agreement) as of immediately prior to the Acquisition Merger Effective Time, to reflect the difference in value between a Company Common Unit and such Company Incentive Unit as of immediately prior to the Acquisition Merger Effective Time, based on a hypothetical liquidation of the Company as of immediately prior to the Acquisition Merger Effective Time in accordance with the terms of the Company LLC Agreement. For the avoidance of doubt, the Company Incentive Unit Share Consideration with respect to any Company Incentive Unit having a Floor Amount equal to zero ($0) under the applicable Company Incentive Unit Award Agreement shall be equal to the Company Common Unit Exchange Ratio.

“Company Incentive Units” means the Company’s Incentive Units as defined in the Company LLC Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary and used or held for use in the conduct of the business of the Company and its Company Subsidiaries.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 29, 2024, as the same may be amended, supplemented or modified from time to time.

“Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, would, or would reasonably be expected to, (a) have a material adverse effect on the business, properties, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Company and the Company Subsidiaries taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn or changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including any escalation or general worsening thereof); (v) any anti-dumping actions, international tariffs, Sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine); (vi) any actions taken or not taken by the Company or the Company Subsidiaries, as required by this Agreement or any other Transaction Document; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (viii) any matter specifically set forth on the Company Disclosure Schedule; (ix) any Effect to the extent actually known by those individuals set forth on Schedule A on or prior to the date hereof; (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (x) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants of similar size in the industries and geographical areas in which the Company and the Company Subsidiaries operate.

“Company Members” means all of the members of the Company.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Unit Exchange Ratio” means each Company Preferred Unit holder’s pro rata share of the Aggregate Company Preferred Unit Share Consideration based upon their relative Unreturned Preferred Contribution and amount of accrued and unpaid dividends on the Company Preferred Units, and as further adjusted pursuant to Section 3.02(e), if applicable.

“Company Preferred Units” means the Company’s Preferred Units as defined in the Company LLC Agreement.

“Company Senior Preferred Units” means the Company’s Senior Preferred Units as defined in the Company LLC Agreement.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Units” means, collectively, the Company Senior Preferred Units, the Company Preferred Units and the Company Common Units.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“Contract” means any legally binding written or oral agreement, contract, lease for personal property, loan agreement, security agreement, license, indenture, deed, mortgage, commitment, promise, undertaking, or other similar instrument or obligation, but excluding (i) the Leases and (ii) purchase orders and sale orders entered into in the ordinary course of business.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Equity Securities, as trustee or executor, by contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of July 29, 2024, by and among the Company, Concrete Partners, LLC, the other borrowers from time to time party thereto, each guarantor from time to time party thereto, Bank of America, N.A., as agent and as lender, and the financial institutions or other entities from time to time thereto, as amended prior to the date hereof and as further amended, modified, supplemented or restated from time to time either (i) in consultation with Sponsor, in a manner that does not increase the principal amount of the Indebtedness thereunder, or (ii) in compliance with Section 7.21 hereof.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, commission and other incentive compensation, severance, retention, change in control, employment, consulting, sick pay, vacation and other paid time off policies, plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any immaterial fringe benefits and statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, discharge, release, disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment, natural resources or human health and safety; (d) land use; or (e) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right, or security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governing Board” means, with respect to any Person, such Person’s board of directors, board of managers, or other applicable governing body.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Company and the Company Subsidiaries, and “Group Company” means any of them.

“Hazardous Substance(s)” means (a) any substances, constituents, materials or wastes defined in or regulated under United States federal and state laws, statutes, rules and regulations, as each may be amended from time to time, by reason of properties that are deleterious to the environment, natural resources, worker health and safety (to the extent related to exposure to such materials in the workplace), or public health and safety (to the extent relating to the exposure to pollution in the environment), (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, radon, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product and (d) any other substance, material or waste regulated by any Governmental Authority pursuant to any Law relating to the protection of the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any person, (i) all indebtedness for borrowed money, including accrued and unpaid interest, (ii) in respect of any capitalized lease obligations, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (iii) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (iv) obligations evidenced by bonds, debentures, notes and similar instruments, interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (v) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” which have been earned and remain unpaid, (vi) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (i) through (v), and (vii) all Indebtedness of another person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, by such person.

“Intellectual Property” means all intellectual property and proprietary rights arising in any jurisdiction around the world, including all: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, proprietary or confidential information, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (e) Internet domain names and social media accounts, (f) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, and (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of the individuals listed on Schedule I, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (a) under applicable securities Laws, (b) at the written request of SPAC, and (c) under this Agreement or any other Transaction Document).

“Listing Exchange” mean the New York Stock Exchange, or another national securities exchange as determined by the Company a reasonable period of time prior to the Closing Date, subject only to official notice of issuance thereof.

“Management Aggregator” means Concrete Management MEP, LLC, a Delaware limited liability company.

“Merger Sub I Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub I, as amended, modified or supplemented from time to time.

“Merger Sub II Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub II, as amended, modified or supplemented from time to time.

“Merger Subs Organizational Documents” means the Merger Sub I Organizational Documents and the Merger Sub II Organizational Documents.

“Open Source Software” means any Software that is licensed pursuant to (a) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company (including an exempted company), its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of incorporation, formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of the Company Subsidiaries.

“Parent” means Dothan Concrete Investors, LLC, a Delaware limited liability company.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Unit Merger Consideration” means (a) with respect to each Company Senior Preferred Unit, the amount in cash described in Section 3.01(b)(iii), (b) with respect to each Company Preferred Unit, the Company Preferred Unit Exchange Ratio, (c) with respect to each Company Common Unit (other than any Company Incentive Unit), the Company Common Unit Exchange Ratio, and (d) with respect to each Company Incentive Unit, the Company Incentive Unit Share Consideration with respect to such Company Incentive Unit.

“Permitted Liens” means (a) any conditions or imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (h) any Liens discharged at or prior to the Acquisition Merger Effective Time, (i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (j) any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any governmental authority, (k) Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection, and (l) any Liens granted pursuant to the Credit Agreement.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means: (a) information related to, or capable of being associated with (alone or in combination with other information), an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier); or (b) all information defined or described by the Company as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement.

“PIPE Investor” means an investor party to a Subscription Agreement.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of information.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“PubCo Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of PubCo, including shares of Class A Common Stock of PubCo issued pursuant to the PIPE Investment.

“PubCo Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of PubCo.

“PubCo Common Stock” means (i) PubCo Class A Common Stock and (ii) PubCo Class B Common Stock.

“PubCo Organizational Documents” means the certificate of incorporation and bylaws of PubCo, as amended, modified or supplemented from time to time.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Articles 8 and 49 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Requisite Company Approval” means the requisite consents under (i) the DLLCA and (ii) the Organizational Documents of each of the Company and Parent to approve this Agreement and the Transactions (including the Mergers).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including the U.S. Treasury Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Service Provider” means any employee, officer, director, manager, temporary employee, leased employee, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association, dated July 25, 2023, as amended on July 24, 2025, as may be further amended and restated from time to time.

“SPAC Cayman Unit” means the issued and outstanding units of SPAC, each such unit comprised of one SPAC Class A Ordinary Share and one-half of one SPAC Cayman Warrant.

“SPAC Cayman Warrant” means whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC at or after the Domestication Effective Time.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value US$0.0001 per share.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC at or after the Domestication Effective Time.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value US$0.0001 per share.

“SPAC Consideration” means the shares of PubCo Common Stock issuable to holders of SPAC Class A Common Stock and SPAC Class B Common Stock in accordance with Section 3.01(a).

“SPAC Delaware Unit” means the units of SPAC at or after the Domestication Effective Time, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one SPAC Delaware Warrant.

“SPAC Delaware Warrant” means whole warrants to purchase SPAC Class A Common Stock, with each whole warrant exercisable for one SPAC Class A Common Stock at an exercise price of $11.50.

“SPAC Founder Shares” means (i) prior to the Domestication, the SPAC’s Class B ordinary shares, par value US$0.0001 per share and (ii) following the Domestication, the SPAC Class B Common Stock.

“SPAC Intervening Event” means any Effect that (x) has a material and adverse impact on the business, assets, liabilities, operations, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (y) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of approval of the Required SPAC Proposals and (z) that does not relate to (1) a SPAC Alternative Transaction or (2) clearance of the Transaction under the Regulatory Approvals or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 6.01; provided, however, that in no event would any Effect described in subsections (b)(i) through (b)(vii) of the definition of “Company Material Adverse Effect”, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”; provided, however, that any such Effect described in any of clauses (b)(i) through (b)(v) of the definition of “Company Material Adverse Effect” may be taken into account in determining whether a SPAC Intervening Event has occurred to the extent it has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate. Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.

“SPAC Material Adverse Effect” means Effect that (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (b) would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including any escalation or general worsening thereof); (v) any actions taken or not taken by SPAC, as required by this Agreement or any other Transaction Document; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, or Governmental Authorities) (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (vii) the accounting treatment of the SPAC Warrants (except in the cases of clauses (i) through (iv), to the extent that SPAC is materially disproportionately affected thereby as compared with other SPACs). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Organizational Documents” means (a) prior to the Domestication, the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, (b) following the Domestication but prior to the Initial Merger, the SPAC Delaware Charter, the SPAC Delaware Bylaws, the Trust Agreement and the SPAC Warrant Agreement; and (c) following the Initial Merger, the Surviving Corporation Certificate of Incorporation, the Surviving Corporation Bylaws, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Units” means (i) prior to the Domestication, SPAC Cayman Units and (ii) following the Domestication, SPAC Delaware Units.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated July 25, 2023, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“SPAC Warrants” means (i) prior to the Domestication, SPAC Cayman Warrants, (ii) following the Domestication, SPAC Delaware Warrants, and (iii) following the Initial Merger, Assumed SPAC Warrants.

“Sponsor Notes” means (i) that certain unsecured Promissory Note, dated as of June 10, 2024, issued by SPAC in favor of Sponsor with a maximum aggregate principal amount of up to $1,500,000, (ii) that certain unsecured Promissory Note, dated as of July 15, 2025, issued by SPAC in favor of Sponsor, with a maximum aggregate principal amount of up to $4,500,000, and (iii) any additional promissory notes issued by the SPAC to the Sponsor or any Affiliate of the SPAC (as defined in the SPAC Articles of Association), to fund working capital, transaction expenses, or other SPAC expenses; provided that (A) the issuance of any such additional promissory note has received the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) or (B) any such additional promissory note is issued in substantially the same form as the promissory notes referenced in clauses (i) through (iii) above; provided, further, that, in the absence of the Company’s prior written consent, under no circumstances shall SPAC issue any additional promissory note to Sponsor that provides the Sponsor or any Affiliate of the Sponsor with the ability to convert all or any portion of the unpaid principal balance of such note into a number of units or other equity securities of SPAC.

“Sponsor Related Parties” means the individuals party to that certain letter agreement, dated July 25, 2023, among SPAC, the Sponsor, and such individuals.

“Sponsor Support Agreement” means that certain amended and restated letter agreement by and among SPAC, the Sponsor, the Company, and each of the Sponsor Related Parties, dated as of the date hereof and in substantially the form set forth on Exhibit F, pursuant to which, among other things, each of the Sponsor and the Sponsor Related Parties shall (a) vote their SPAC Class A Ordinary Shares and/or SPAC Class B Ordinary Shares in favor of this Agreement, the Transactions and the Required SPAC Proposals, (b) take all other actions necessary to consummate the Transactions, (c) subject to certain exceptions, not transfer their SPAC Class A Ordinary Shares and/or SPAC Class B Ordinary Shares prior to the Initial Closing, (d) agree to certain lock-up provisions with respect to their shares of PubCo Class A Common Stock for one year following the Closing Date, subject to certain exceptions, (e) with respect to each Sponsor Related Party, waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Class A Ordinary Shares and/or SPAC Class B Ordinary Shares beneficially owned by such Sponsor Related Party, and (f) waive any and all Redemption Rights in connection with the Transactions.

“Subsidiary” means, with respect to a person, any legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, or (b) if a legal entity (other than a corporation), (i) a majority of the securities or other similar ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, the business of the Company or any Company Subsidiary.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, imputed underpayment, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, escheat, unclaimed property, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“Unreturned Preferred Contribution” means the aggregate Unreturned Preferred Contributions (as defined in the Company LLC Agreement) owed to the holders of Company Preferred Units in connection with the Transactions pursuant to the Company LLC Agreement.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02            Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2025 Balance Sheet	§4.07(b)
2025 Balance Sheet Date	§4.07(b)
Acquisition Closing	§2.05(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§2.05(a)
Action	§4.09(a)
Agreement	Preamble
Alternative Transaction	§7.01(a)
Amended and Restated PubCo Bylaws	Recitals
Amended and Restated PubCo Charter	Recitals
Antitrust Laws	§7.12(a)
Assumed SPAC Warrant	§3.01(a)(iv)
Attorney-Client Communications	§10.15(b)
Audited Annual Financial Statements	§4.07(a)
Available Cash	§8.03(i)
Blue Sky Laws	§4.05(b)
Certificate of Domestication	§2.02(a)
Certificates	§3.02(b)
Change in Recommendation	§7.04(b)
Claims	§6.03
Closing Date	§2.05(b)
COBRA	§4.10(e)
Code	§3.02(h)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company D&O Insurance	§7.07(c)
Company Disclosure Schedule	Article IV
Company Group	§10.14
Company Interested Party Transaction	§4.20
Company Permit	§4.05(b)
Confidentiality Agreement	§7.05(b)
Contracting Parties	§10.13
D&O Indemnitees	§7.07(a)
D&O Insurance	§7.07(c)
Data Security Requirements	§4.13(j)
Debt Financing	§7.20
DGCL	Recitals
DLA	§7.14(c)

Defined Term	Location of Definition
DLLCA	Recitals
Domestication	§2.02(a)
Domestication Condition	§8.01(g)
Domestication Effective Time	§2.02(a)
Dothan Founder Shares	Recitals
Dothan Independent	Recitals
Dothan Independent Closing Shares	§3.01(b)(ix)
Dothan Independent Subscription Agreement	Recitals
Dothan Management	§7.21
Dothan Management Agreement	§7.21
Dothan Management Agreement Amendment	§7.22
Environmental Permits	§4.14(p)
ERISA Affiliate	§4.10(c)
ESPP	§7.05(b)
Exchange Agent	§3.02(a)
Exchange Fund	§3.02(a)
Financial Statements	§4.07(b)
GAAP	§4.07(a)
Governmental Authority	§4.05(b)
H&B	§10.14
Health Plan	§4.10(j)
Information Security Reviews	§4.13(o)
Initial Closing	§2.05(b)
Initial Merger	Recitals
Initial Merger Effective Time	§2.05(a)
Initial Proxy Statement	§7.02(a)
Initial Registration Statement	§7.02(a)
Insurance Policies	§4.17
IRS	§4.10(b)
Lease	§4.12(b)
Lease Documents	§4.12(b)(i)
Letter of Transmittal	§3.02(b)
Lock-Up Agreements	Recitals
Management Aggregator Distribution	§2.03(a)
Material Contracts	§4.16(a)
Material Customers	§4.16(b)
Material Suppliers	§4.16(b)
Maximum Annual Premium	§7.07(c)
Merger Materials	§7.02(a)
Merger Subs	Preamble
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub I Common Stock	§5.03(b)
Merger Sub II Units	§5.03(c)
Mergers	Recitals
Nonparty Affiliates	§10.13
Omnibus Incentive Plan	§7.05(b)
Outside Date	§9.01(b)
Parties or Party	Preamble
PCAOB Financial Statements	§7.17(b)

Defined Term	Location of Definition
PIPE Financing Shortfall	§7.09(c)
PIPE Investment Amount	Recitals
Plans	§4.10(a)
PPACA	§4.10(j)
Privileged Communications	§10.14
Proxy Statement	§7.02(a)
PubCo	Preamble
Registration Rights Agreement	Recitals
Registration Statement	§7.02(a)
Remedies Exceptions	§4.03(d)
Representatives	§7.05(a)
Required SPAC Proposals	§7.02(a)
Rollover Equity Award	§3.01(b)(iv)
SEC	§5.07(a)
Securities Act	§4.05(b)
Specified SPAC Equityholders	§10.15(a)
SPAC	Preamble
SPAC Alternative Transaction	§7.01(a)
SPAC Board	Recitals
SPAC Delaware Bylaws	Recitals
SPAC Delaware Charter	Recitals
SPAC D&O Indemnitees	§7.07(a)
SPAC D&O Insurance	§7.07(d)
SPAC Disclosure Schedule	Article V
SPAC Extension Vote	§7.19
SPAC Group	§10.15(b)
SPAC Intervening Event Notice	§7.04(b)
SPAC Intervening Event Notice Period	§7.04(b)
SPAC Material Contracts	§5.19(a)
SPAC Recommendation	§7.04(a)
SPAC SEC Reports	§5.07(a)
SPAC Shareholders’ Meeting	§7.02(a)
SPAC Tail Policy	§7.07(d)
Sponsor	Recitals
Surviving Corporation	Recitals
Surviving Corporation Organizational Documents	§2.08(a)
Surviving Subsidiary Company	Recitals
Surviving Subsidiary Company Organizational Documents	§2.08(b)
Terminating Company Breach	§9.01(e)
Terminating SPAC Breach	§9.01(f)
Trust Account	§5.13
Trust Agreement	§5.13
Trust Fund	§5.13
Trustee	§5.13
Unaudited Annual Financial Statements	§4.07(b)
WARM Act	§4.11(e)
Written Consent	§7.02(e)

1.03            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, and (ix) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, no later than two (2) Business Days prior to the date hereof.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Notwithstanding the foregoing, (i) Indebtedness of any Person shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of such Person at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(e)            References in Articles V through X to the “SPAC” shall refer to Haymaker Acquisition Corp. 4 for all periods prior to completion of the Initial Merger and to the Surviving Corporation for all periods after completion of the Initial Merger; provided that the forgoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.

Article II
AGREEMENT AND PLAN OF MERGER

2.01            Redemption Offer. Prior to the Domestication Effective Time, SPAC shall redeem each SPAC Class A Ordinary Share from the holders thereof (other than the Sponsor, a Founder, Officer or Director (as each term is defined in the SPAC Articles of Association)) who shall have elected to redeem their SPAC Class A Ordinary Shares for the consideration, and on the terms and subject to the conditions, set forth in the SPAC Articles of Association.

2.02            The Domestication.

(a)            After all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Initial Closing or the Acquisition Closing), but on the Closing Date, SPAC shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL (the “Domestication”). SPAC will effect the Domestication by (A) filing all applicable resolutions, declarations, notices, undertakings and other documents required to be filed with the Registrar of Companies in the Cayman Islands, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to be paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 and 209 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and substance reasonably acceptable to the Company (the “Certificate of Domestication”), and the SPAC Delaware Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the SPAC Delaware Charter are accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and SPAC and specified in each of the Certificate of Domestication and the SPAC Delaware Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”.

(b)            At the Domestication Effective Time, the SPAC Articles of Association shall be amended and restated such that (i) the SPAC Delaware Charter shall be the certificate of incorporation of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the SPAC Delaware Bylaws shall be the bylaws of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the SPAC Delaware Charter and the DGCL.

(c)            At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of any holder of SPAC Class A Ordinary Shares, SPAC Founder Shares or SPAC Warrants, (i) each SPAC Founder Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into a share of SPAC Class B Common Stock, (ii) immediately following the conversion described in clause (i), each SPAC Class A Ordinary Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, (iii) each SPAC Cayman Unit that is then issued and outstanding will convert, automatically, on a one-for-one basis, into a SPAC Delaware Unit, and (iv) each SPAC Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into a SPAC Delaware Warrant, pursuant to and in accordance with the SPAC Warrant Agreement.

2.03            Management Aggregator Distribution.

(a)            Prior to the Acquisition Merger Effective Time, Management Aggregator shall distribute to its members, in redemption and cancellation of such members’ limited liability company interests in Management Aggregator, the Company Incentive Units of the Company corresponding to such redeemed interests (the “Management Aggregator Distribution”).

(b)            The Management Aggregator Distribution (i) shall not increase the aggregate number of Company Incentive Units outstanding, (ii) shall not entitle any Person to any additional consideration in the Transactions, and (iii) shall not affect the determination of the Company Incentive Unit Share Consideration, the Company Common Unit Exchange Ratio, the Company Preferred Unit Exchange Ratio, the Aggregate Company Merger Consideration or any Per Unit Merger Consideration.

(c)            The Company shall take all actions necessary to approve, record and give effect to the transfers of Company Incentive Units made pursuant to the Management Aggregator Distribution under the Company LLC Agreement (including any required waivers of transfer restrictions), update the Company’s register of members to reflect the recipients thereof, and cause each recipient to execute and deliver a joinder to the Company LLC Agreement and, if applicable, counterparts to the Lock-Up Agreements and/or the Registration Rights Agreement (with respect to the Registration Rights Agreement, to the same extent as other similarly situated holders of Company Units). The Company shall take all commercially reasonable actions to cause the holders of Company Incentive Units made pursuant to the Management Aggregator Distribution to timely file an election under Code Section 83(b) with respect to such individual’s Company Incentive Units that are converted into a Rollover Equity Award (defined below) in accordance with Section 3.01(b)(iv) below

(d)            From and after the Management Aggregator Distribution and until the Acquisition Merger Effective Time, each Company Incentive Unit so distributed shall remain subject to the terms and conditions (including vesting, forfeiture and repurchase provisions) applicable to such Company Incentive Unit immediately prior to such distribution, and at the Acquisition Merger Effective Time shall be treated in accordance with Section 3.01(b)(iv) as a Company Incentive Unit outstanding immediately prior to the Acquisition Merger Effective Time. The Parties shall use reasonable best efforts to consummate the Management Aggregator Distribution in compliance with applicable Law (including federal and state securities Laws) and the Company LLC Agreement. For the avoidance of doubt, the Management Aggregator Distribution shall be deemed a permitted transfer for all purposes of this Agreement and shall not be construed as an issuance by the Company of any Equity Securities.

2.04            The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Article II and in accordance with the DGCL, on the Closing Date at the Initial Merger Effective Time, Merger Sub I shall be merged with and into SPAC. As a result of the Initial Merger, the separate corporate existence of Merger Sub I shall cease, and SPAC shall continue as the surviving corporation of the Initial Merger as a wholly owned Subsidiary of PubCo.

(b)            Upon the terms and subject to the conditions set forth in this Article II and Article VIII and in accordance with the DGCL and the DLLCA, on the Closing Date at the Acquisition Merger Effective Time, Merger Sub II shall be merged with and into the Company. As a result of the Acquisition Merger, the separate limited liability company existence of Merger Sub II shall cease, and the Company shall continue as the surviving company of the Acquisition Merger as a wholly owned Subsidiary of PubCo.

2.05            Effective Times; Closing.

(a)            On the Closing Date after the Domestication, but no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Initial Closing, it being understood that the occurrence of the Initial Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Initial Closing), the Parties shall cause the Initial Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and mutually agreed by the Parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in such certificate of merger) being the “Initial Merger Effective Time”). Immediately after the Initial Merger Effective Time, the Parties shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA and mutually agreed by the Parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in the certificate of merger) being the “Acquisition Merger Effective Time”).

(b)            Immediately prior to such filing of a certificate of merger in accordance with Section 2.05(a) with respect to the Initial Merger, a first closing (the “Initial Closing”) shall occur. On the same day but immediately after the Initial Merger Effective Time, immediately prior to such filing of a certificate of merger in accordance with Section 2.05(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Initial Closing and the Acquisition Closing actually occur is referred to in this Agreement as the “Closing Date.”

2.06            Effect of the Mergers.

(a)            At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)            At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub II shall vest in the Surviving Subsidiary Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Company.

2.07            Amended and Restated PubCo Charter; Amended and Restated PubCo Bylaws.

(a)            At the Initial Merger Effective Time, PubCo shall file the Amended and Restated PubCo Certificate of Incorporation with the Secretary of State of Delaware, which shall be adopted as the certificate of incorporation of PubCo until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07).

(b)            At the Initial Merger Effective Time, the Amended and Restated PubCo Bylaws shall be adopted as the bylaws of PubCo until thereafter amended as provided by the DGCL, the Amended and Restated PubCo Charter and such bylaws (subject to Section 7.07).

2.08            Organizational Documents of Surviving Corporation; Organizational Documents of Surviving Subsidiary Company; Company Equityholder Support Agreements; Lock-Up Agreements; Registration Rights Agreement; RRA Assignment.

(a)            At the Initial Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the Initial Merger Effective Time shall, in materially the same form, become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the applicable provisions of the DGCL (the “Surviving Corporation Organizational Documents”).

(b)            At the Acquisition Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub II, as in effect immediately prior to the Acquisition Merger Effective Time, shall, in materially the same form, become the certificate of formation and limited liability company agreement of the Surviving Subsidiary Company until thereafter amended in accordance with their terms and the applicable provisions of the DLLCA (the “Surviving Subsidiary Company Organizational Documents”).

(c)            At the Acquisition Closing, PubCo shall deliver to the Company a copy of the Registration Rights Agreement duly executed by PubCo.

(d)            At the Acquisition Closing, certain members of the Company who have not already done so (e.g., persons who become members of the Company after the date hereof) shall deliver to PubCo a copy of the Lock-Up Agreement and certain members of the Company shall deliver to PubCo a copy of the Registration Rights Agreement, each duly executed by the parties thereto.

(e)            At the Initial Closing, PubCo, SPAC, and Sponsor shall deliver to each other a copy of the RRA Assignment duly executed by the parties thereto.

2.09            Directors and Officers of Surviving Corporation and Surviving Subsidiary Company.

(a)            The Parties will take all requisite action such that the directors and officers of the Surviving Corporation immediately after the Initial Merger Effective Time shall be the individuals designated by the Company prior to the Closing Date, each to hold office in accordance with the provisions of the DGCL and the Surviving Corporation Organizational Documents until their respective successors are duly elected or appointed and qualified, as applicable.

(b)            The Parties will take all requisite action such that the manager and officers of the Surviving Subsidiary Company immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Closing Date, each to hold office in accordance with the provisions of the DLLCA and the Surviving Subsidiary Company Organizational Documents until their respective successors are duly elected or appointed and qualified.

Article III
EFFECTS OF THE MERGER

3.01            Conversion of Securities.

(a)            At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other person:

(i)            each share of Merger Sub I Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be redeemed for par value;

(ii)           each share of SPAC Class A Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and converted into one share of PubCo Class A Common Stock;

(iii)          each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and converted into one share of PubCo Class B Common Stock;

(iv)         each SPAC Delaware Warrant, to the extent then outstanding and unexercised immediately prior to the Initial Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of PubCo Class A Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Initial Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). Accordingly, effective as of the Initial Merger Effective Time: (A) each Assumed SPAC Warrant (including any Assumed SPAC Warrant issued pursuant to Section 3.01(a)(v)) shall be exercisable solely for shares of PubCo Class A Common Stock; (B) the number of shares of PubCo Class A Common Stock subject to each Assumed SPAC Warrant shall be equal to the number of shares of SPAC Class A Common Stock subject to the applicable SPAC Delaware Warrant and (C) the per share exercise price for the PubCo Class A Common Stock issuable upon exercise of such Assumed SPAC Warrant shall be equal to the per share exercise price for the shares of SPAC Class A Common Stock subject to the applicable SPAC Delaware Warrant as in effect immediately prior to the Initial Merger Effective Time. PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of shares of PubCo Class A Common Stock for delivery upon the exercise of such Assumed SPAC Warrants; and

(v)          each SPAC Unit issued and outstanding immediately prior to the Initial Merger Effective Time shall be detached into one share of PubCo Class A Common Stock and one-half of one Assumed SPAC Warrant.

(b)            At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or any other person (other than as set forth below in connection with the issuance of the Dothan Independent Closing Shares):

(i)            each Company Common Unit (other than any Company Incentive Units) issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and converted into the right to receive, in the aggregate, that number of fully paid and non-assessable shares of PubCo Class B Common Stock and PubCo Class A Common Stock equal to the Company Common Unit Exchange Ratio, with (A) shares of PubCo Class B Common Stock being issued in respect of Company Common Units held by the Persons listed on Section 3.01(b)(i) of the Company Disclosure Schedule (it being understood that Section 3.01(b)(i) of the Company Disclosure Schedule may be modified by the Company in its sole discretion by notice to SPAC on or prior to the earlier of (x) two Business Days prior to the intended initial filing date for the Initial Registration Statement or (y) November 15, 2025, provided that the total number of shares of PubCo Class B Common Stock to be issued pursuant to this Section 3.01(b)(i) and Section 3.02(b)(ii) shall not exceed 95% of the total number of shares of PubCo Common Stock issued pursuant to this Section 3.01(b)(i) and Section 3.02(b)(ii)), and (B) shares of PubCo Class A Common Stock being issued in respect of all other Company Common Units;

(ii)           each Company Preferred Unit issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and converted into the right to receive, in the aggregate, that number of fully paid and non-assessable shares of PubCo Class B Common Stock and PubCo Class A Common Stock equal to the Company Preferred Unit Exchange Ratio, with (A) shares of PubCo Class B Common Stock being issued in respect of Company Preferred Units held by the Persons listed on Section 3.01(b)(ii) of the Company Disclosure Schedule (it being understood that Section 3.01(b)(ii) of the Company Disclosure Schedule may be modified by the Company in its sole discretion by notice to SPAC on or prior to the earlier of (x) two Business Days prior to the intended initial filing date for the Initial Registration Statement or (y) November 15, 2025, provided that the total number of shares of PubCo Class B Common Stock to be issued pursuant to this Section 3.01(b)(ii) and Section 3.02(b)(i) shall not exceed 95% of the total number of shares of PubCo Common Stock issued pursuant to this Section 3.01(b)(ii) and Section 3.02(b)(i)), and (B) shares of PubCo Class A Common Stock being issued in respect of all other Company Preferred Units;

(iii)          each Company Senior Preferred Unit issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and converted into the right to receive a cash payment in the amount equal to the Unreturned Senior Preferred Contribution (as defined in the Company LLC Agreement) with respect to such Company Senior Preferred Unit calculated in accordance with the terms set forth in the Company LLC Agreement;

(iv)          each Company Incentive Unit issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be automatically cancelled and converted into the right to receive a number of restricted PubCo Class A Shares equal to the Company Incentive Unit Share Consideration with respect to such Company Incentive Unit (each, a “Rollover Equity Award”); provided, that each holder of a Rollover Equity Award shall enter into a side letter agreement at the Acquisition Merger Effective Time pursuant to which each such holder will agree that their Rollover Equity Award will be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to such Company Incentive Unit immediately prior to the Acquisition Merger Effective Time;

(v)           each Company Unit held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto;

(vi)          each share of PubCo Class B Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged, on a one-for-one basis, into one share of PubCo Class A Common Stock (subject to clause (viii) below with respect to the Dothan Founder Shares);

(vii)        each Merger Sub II Unit issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of the Surviving Subsidiary Company;

(viii)       upon distribution by the Sponsor of the Dothan Founder Shares to Dothan Independent, each Dothan Founder Share shall be converted into and exchanged, on a one-for-one basis, into one share of PubCo Class B Common Stock; and

(ix)          subject to the receipt by the Company of the necessary waivers, approvals, consents or authorizations and the satisfaction of certain contractual requirements, in each case as set forth on Section 3.01(b)(ix) of the Company Disclosure Schedule, PubCo shall issue, or cause to be issued, 2,500,000 shares of PubCo Class B Common Stock to Dothan Independent, an indirect equity owner in the Company (the “Dothan Independent Closing Shares”); provided, that, for the avoidance of doubt, the Dothan Independent Closing Shares shall not overlap with or reduce the consideration payable directly or indirectly to Dothan Independent pursuant to any other clause of this Section 3.01 or pursuant to Section 7.22.

(c)            At or prior to the Initial Merger Effective Time and the Acquisition Merger Effective Time (as applicable), the Parties and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Units pursuant to Section 3.01(b), and/or to cause any disposition or acquisition of Equity Securities of SPAC or PubCo pursuant to Section 3.01(a) or Section 3.01(b), as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to SPAC or PubCo or who will (or is reasonably expected to) become subject to such reporting requirements with respect to PubCo to be exempt under Rule 16b-3 under the Exchange Act.

3.02            Exchange of Certificates.

(a)            Exchange Agent. Prior to the Closing Date, PubCo shall cause to be transferred or deposited into a balance account (or the applicable equivalent) with Continental Stock Transfer and Trust Company or such other exchange agent designated by the Company and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Class A Common Stock, SPAC Class B Common Stock, SPAC Units and the Company Units, for exchange in accordance with this Article III, the number of shares of PubCo Common Stock sufficient to deliver the SPAC Consideration and the Aggregate Company Merger Consideration, respectively, payable pursuant to this Agreement (such shares of PubCo Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the SPAC Consideration and the Aggregate Company Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures.

(i)            As promptly as practicable after the Acquisition Merger Effective Time, if required by the Exchange Agent, PubCo shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Units (other than Company Incentive Units and Company Senior Preferred Units), shares of SPAC Class A Common Stock and shares of SPAC Class B Common Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable SPAC Consideration or Per Unit Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Acquisition Merger Effective Time, PubCo shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Acquisition Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver, the applicable SPAC Consideration or Per Unit Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable SPAC Consideration or Per Unit Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the applicable SPAC Consideration or Per Unit Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii)            PubCo shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the SPAC Class A Common Stock, SPAC Founder Shares and Company Units, in each case, not represented by a physical certificate, the applicable SPAC Consideration or the applicable Per Unit Merger Consideration in accordance with the provisions of Section 3.01, without such holder being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent. To the extent that SPAC Founder Shares, shares of SPAC Class A Common Stock or SPAC Class B Common Stock or Company Units are held in book entry, the issuance of the applicable SPAC Consideration or Per Unit Merger Consideration will automatically be made by the transfer agent and warrant agent for PubCo.

(c)            Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the PubCo Common Stock with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PubCo Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, PubCo shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the shares of PubCo Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and theretofore paid with respect to such shares of PubCo Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of PubCo Common Stock.

(d)            No Further Rights in SPAC Class A Common Stock, SPAC Class B Common Stock or Company Units. (i) The SPAC Consideration payable upon conversion of the SPAC Class A Common Stock and SPAC Class B Common Stock pursuant to Sections 3.01(a) and 3.01(b) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Class A Common Stock and SPAC Class B Common Stock, as applicable, and (ii) the Per Unit Merger Consideration payable upon conversion of the Company Units in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Units.

(e)            Adjustments to SPAC Consideration and Per Unit Merger Consideration. The SPAC Consideration and the Per Unit Merger Consideration shall be adjusted to reflect appropriately the effect of any split of Equity Securities, reverse split of Equity Securities, dividend of Equity Securities, reorganization, recapitalization, reclassification, combination, exchange of Equity Securities or other like change with respect to SPAC Class A Ordinary Shares (prior to the Domestication Effective Time), SPAC Founder Shares (prior to the Domestication Effective Time), SPAC Class A Common Stock (after the Domestication Effective Time but prior to the Initial Merger Effective Time), SPAC Class B Common Stock (after the Domestication Effective Time but prior to the Initial Merger Effective Time), PubCo Common Stock (following the Initial Merger Effective Time), or the Company Units occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit PubCo, SPAC or the Company to take any actions with respect to its securities that are prohibited by this Agreement.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Class A Common Stock, SPAC Class B Common Stock or Company Units for one (1) year after the Acquisition Merger Effective Time shall be delivered to PubCo, upon demand, and any holders of SPAC Class A Common Stock, SPAC Class B Common Stock or Company Units, who have not theretofore complied with this Section 3.02 shall thereafter look only to PubCo for the applicable SPAC Consideration or applicable Per Unit Merger Consideration, as the case may be. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Class A Common Stock, SPAC Class B Common Stock or Company Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto.

(g)            No Liability. None of the Exchange Agent, PubCo, SPAC, the Surviving Corporation, or Surviving Subsidiary Company shall be liable to any holder of SPAC Class A Common Stock, SPAC Class B Common Stock or Company Units for any PubCo Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)            Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, PubCo, the Surviving Corporation, the Subsidiary Surviving Corporation, Merger Subs, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company, the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(h) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Unit Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j)            Fractional Shares. No certificates or scrip or shares representing fractional shares of PubCo Common Stock shall be issued upon the exchange of SPAC Class A Common Stock, SPAC Founder Shares or Company Units and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of PubCo or a holder of shares of PubCo Common Stock. Any fractional share of PubCo Common Stock to which any holder of SPAC Class A Common Stock, SPAC Founder Shares or Company Units, would otherwise be entitled in connection with the payment of the SPAC Consideration or Per Unit Merger Consideration, as applicable, shall be round up to the nearest whole share of PubCo Common Stock.

3.03            Stock Transfer Books. At the Acquisition Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Units thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Units outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Units, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent for any reason shall be converted into the applicable Per Unit Merger Consideration in accordance with the provisions of Section 3.01.

3.04            Sponsor Notes. At the Acquisition Merger Effective Time, PubCo shall repay in full all outstanding Sponsor Notes (from the proceeds released from the Trust Account or other available cash), except to the extent that the Sponsor elects to convert all or any portion of the Sponsor Notes in accordance with their terms.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless it is reasonably apparent on its face that such disclosure relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to SPAC and the Acquisition Entities as follows:

4.01            Organization and Qualification; Subsidiaries.

(a)            The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth on Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any other Equity Securities.

4.02            Company Organizational Documents. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the Company Organizational Documents and the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of each of their respective certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.03            Capitalization.

(a)            As of the date of this Agreement, (i) 113,151,176 Company Common Units (including 17,451,176 Company Incentive Units) are issued and outstanding, (ii) 95,700,000 Company Preferred Units are issued and outstanding, and (iii) 26,000,000 Company Senior Preferred Units are issued and outstanding. As of the date of this Agreement, no Company Common Units, Company Preferred Units or Company Senior Preferred Units are held in the treasury of the Company.

(b)            Other than (i) the Company Common Units, (ii) the Company Preferred Units, and (iii) the Company Senior Preferred Units, there are no Equity Securities of the Company or any Company Subsidiary issued or outstanding as of the date of this Agreement. As of the date of this Agreement, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, (A) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any Equity Securities in the Company or any Company Subsidiary or any other equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other Equity Securities or ownership interests in, the Company or any Company Subsidiary; and (B) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Units or any other Equity Securities or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Units or any of the Equity Securities or other securities of the Company.

(c)            There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d)            Except as set forth on Section 4.03(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

4.04            Authority Relative to this Agreement. The Company has all necessary company power and authority to execute and deliver this Agreement and, subject to receiving the Requisite Company Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and, subject to receiving the Requisite Company Approval, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company is necessary to authorize this Agreement or, subject to receiving the Requisite Company Approval, to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and the Acquisition Entities, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals, together with the Requisite Company Approval, are sufficient so that the restrictions on business combinations set forth in the DLLCA shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.05            No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents or the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.06            Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material applicable franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as whole.

4.07            Financial Statements.

(a)            Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2024, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)            Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2025 (the “2025 Balance Sheet” and such date, the “2025 Balance Sheet Date”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six (6) months ended June 30, 2025 (collectively, the “Unaudited Annual Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except with respect to the absence of footnote disclosure and other presentation items and that they do not include all year-end adjustments required under GAAP, in each case in this parenthetical, which are not material, individually or in the aggregate, in amount or effect) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(c)            Except as and to the extent set forth on the 2025 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the 2025 Balance Sheet Date, (ii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iii) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)            Each of the Financial Statements has been derived from the books and records of the Group Companies. Each of the Financial Statements (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly presents, in all material respects, the combined assets, liabilities and financial condition as of the respective dates thereof and the operating results of the Group Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein, (B) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (C) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (D) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (A), (B), (C), or (D), which are not material, individually or in the aggregate, in amount or effect.

(e)            Each of the independent auditors for the Group Companies, with respect to their report included in the Annual Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(f)            No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Group Company in any audited or unaudited financial statements of the Group Companies.

(g)            The Group Companies maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Group Companies’ financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)            Since January 1, 2023, the Group Companies have not received from their independent auditors any written notification of a material weakness in the Group Companies’ internal controls over financial reporting and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of any chief executive officer, chief financial officer, chief accounting officer, manager or general counsel of any Group Company or, to the knowledge of any Company, any Governing Board (or any committee thereof) of any Group Company.

(i)            Since January 1, 2023, none of the Group Companies nor, to the knowledge of the Companies, any director, officer, manger, external auditor, internal auditor or accountant of any of the Group Companies has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal controls over financial reporting, including any material complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices.

4.08            Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, as otherwise reflected in the Unaudited Annual Financial Statement, or as set forth on Section 4.08 of the Company Disclosure Schedule, since the 2025 Balance Sheet Date (i) there has not been a Company Material Adverse Effect, and (ii) other than in the ordinary course, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the material covenants set forth in Section 6.01(b).

4.09            Absence of Litigation.

(a)            There is no litigation, suit, claim, charge, action, proceeding, audit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) or, to the knowledge of the Company, investigation or examination by or before, or otherwise involving, any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that as of the Acquisition Closing, would reasonably be expected to have a Company Material Adverse Effect.

(b)            Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10            Employee Benefit Plans.

(a)            Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes hereof, “Plans” shall mean all Employee Benefit Plans (whether or not disclosed on Section 4.10(a) of the Company Disclosure Schedule) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include any (i) employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to SPAC, or (ii) any at will contract or agreement that permit(s) termination of employment or service without severance or other payment or penalty obligations of the Company or any Company Subsidiary.

(b)            With respect to each material Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)            Neither the Company nor any ERISA Affiliate has at any time maintained, contributed to, or been required to contribute to or had any liability or obligation with respect to (whether contingent or otherwise) (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA, and neither the Company nor any ERISA Affiliate, has ever incurred any liability under Title IV of ERISA that has not been paid in full. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

(d)            (i) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. (ii) The consummation of the Transactions contemplated hereby could not reasonably be expected to result in any amount paid or payable by the Company or any Company Subsidiary being characterized as an “excess parachute payment” as defined in Section 280G(b)(2) of the Code.

(e)            None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except (i) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f)            (i) Each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is so qualified and is entitled to rely on a favorable Cycle 3 opinion letter from the IRS, and, to the knowledge of the Company, no event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)            There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, result in material liability. There have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries in all material respects.

(j)            The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance in all material respects with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(l)            The Company and its Company Subsidiaries have timely made all contributions and satisfied all material obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers.

4.11            Labor and Employment Matters.

(a)            Section 4.11(a) of the Company Disclosure Schedule lists a true, correct and complete list of all employees of the Company or any Company Subsidiary as of September 30, 2025 and sets forth for each such individual the following: (i) name; (ii) department; (iii) average hours worked per week; (iv) current annualized base salary (if paid on a salaried basis) or hourly rate (if paid on an hourly basis); (v) bonus or other incentive-based compensation eligibility (excluding equity); (vi) any visa or work permit status and the type and date of expiration, if applicable; and (vii) amount of vacation or paid time off earned.

(b)            Section 4.11(b) of the Company Disclosure Schedule lists a true, correct and complete list as of September 30, 2025 of all non-employee Service Providers of the Company or any Company Subsidiary providing services to the Company or any Company Subsidiary as of the date of this Agreement and sets forth for each such non-employee Service Provider the following: (i) name; (ii) the address of such Service Provider; and (iii) the fees provided by the Company or any Company Subsidiary to the Service Provider for the nine (9) months ended September 30, 2025.

(c)            No employee or other Service Provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts, slow downs, or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries, nor have any unfair labor practice charges been filed before the National Labor Relations Board or any other Governmental Authority against the Company or any Company Subsidiaries and, to the Company’s knowledge, no such charges are threatened. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort has occurred since January 1, 2018, is pending or is threatened with respect to the Company, any Company Subsidiaries, or any of their employees or other Service Providers concerning the Company or any Company Subsidiary.

(d)            In the past three (3) years, there have been no Actions pending or, to the knowledge of the Company, threatened against or involving the Company, any Company Subsidiary by or on behalf of or involving any of their respective current or former employees or Service Providers, in each case with respect to employment or labor matters, in each case, that (i) involved, or as of the date of this Agreement would reasonably be expected to involve, any amount in controversy in excess of $200,000 individually or (ii) as of the Acquisition Closing, would reasonably be expected to involve any amount in controversy in excess of $200,000. In the last three (3) years, no material allegations of discrimination, harassment (including sexual harassment or sexual misconduct), or retaliation have been made internally to a Company human resources employee or officer or, to the knowledge of the Company, threatened, to the Company or to any Company Subsidiary against any current employee or other current Service Provider of the Company or any Company Subsidiary. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of discrimination, harassment (including sexual harassment or sexual misconduct), or retaliation against the Company or any Company Subsidiary.

(e)            The Company and the Company Subsidiaries are and have been for the past three (3) years in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws) (the “WARN Act”), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other leaves, recordkeeping, classification of employees and independent contractors, classification of employees for overtime purposes, wages and hours, pay checks and pay stubs, employee seating, antidiscrimination, anti-harassment and anti-retaliation (including all such Laws relating to the investigation and remediation of any complaints), restrictive covenants, background checks, equal opportunity, overtime, payroll documents and wage statements, affirmative action, disability, unemployment compensation, whistleblower protection, labor relations and collective bargaining, and occupational safety and health requirements. The Company and the Company Subsidiaries currently classify and have for the past three (3) years properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and other applicable Laws. The Company and the Company Subsidiaries currently classify and have, for the past three (3) years, properly classified all non-employee Service Providers (as distinguished from Form W-2 employees) in accordance with applicable Laws and for the purpose of all employee benefit plans and perquisites. During the past three (3) years each employee and other Service Provider of the Company and each Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all wages, fees, bonuses, compensation, reimbursements and other sums owed and due to such individual as of such date. The Company and the Company Subsidiaries are in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

(f)            Neither the Company nor any of the Company Subsidiaries have engaged in any plant closing or layoff activities involving employees or other Service Providers during the past three (3) years that would violate or otherwise create any obligations to provide notice required pursuant to the WARN Act. Other than as set forth in Section 4.11(f) of the Company Disclosure Schedule, during the ninety (90) day period preceding the date hereof, no employee or other Service Provider has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Company Subsidiaries. The Company has made available to SPAC a list of the locations, dates and reasons for all involuntary terminations of employment as to any former employees or other Service Providers of the Company or any Company Subsidiary within the past ninety (90) day period.

4.12            Real Property; Title to Tangible Assets.

(a)            Section 4.12(a) of the Company Disclosure Schedule lists as of the date of this Agreement all of the Owned Real Property. The Company or Company Subsidiary own good and valid fee simple title to such Owned Real Property, free and clear of all Liens except for Permitted Liens.

(b)            Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. To the Company’s Knowledge, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property. All Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of the Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)            There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)            Except as set forth on Section 4.12(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, to the knowledge of the Company (only in the case of Leased Real Property and leasehold and subleasehold interests) free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole.

4.13            Intellectual Property.

(a)            Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP is sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b)            The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. The Company-Owned IP and Company-Licensed IP constitute all Intellectual Property used in, material to or otherwise necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. All Registered Intellectual Property constituting Company-Owned IP has been duly maintained, has not been canceled or abandoned or permitted to lapse or expire, is currently in compliance with all formal legal requirements (including the payment of all applicable fees), and is subsisting, and, to the knowledge of the Company, valid and enforceable. There are no Governmental Orders, settlements, covenants not to sue, consents or other dispute-related obligations to which the Company or any Company Subsidiary is a party or otherwise bound that (A) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property; (B) restrict the business of the Company or any Company Subsidiary to accommodate any Intellectual Property of any other person; or (C) permit any third party to use any Company-Owned IP.

(c)           The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written enforceable confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)           There have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person, and there are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the ordinary course of registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person). The activities of the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate such Intellectual Property of other persons. To the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)           All persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub or SPAC and pursuant to which such persons presently assign to the Company or the applicable Company Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)           No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, or other Person was used directly or indirectly in the development of any Company-Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company-Owned IP.

(g)           Neither the Company nor any Company Subsidiary has provided or disclosed, directly or indirectly, any source code of any Product or any of the Software constituting Company-Owned IP to any Person other than to employees, consultants and contractors pursuant to written obligations of confidentiality. Neither the Company nor any Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Product or any of the Software constituting Company-Owned IP. The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company or any Company Subsidiary to license or provide the source code to any Product or any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Product or any of the Software constituting Company-Owned IP at no or minimum charge. The Company and the Company Subsidiaries have in all material respects complied and comply with the license of each item of Open Source Software that they use or distribute.

(h)           The Company and the Company Subsidiaries maintain commercially reasonable and effective disaster recovery, business continuity, risk assessment and information security plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned or controlled by the Company and the Company Subsidiaries, and (ii) detect and prevent data security incidents, unauthorized Processing, ransomware, and other misuse, such as by monitoring network traffic for threats and scan and assess vulnerabilities in the Business Systems owned or controlled by the Company and the Company Subsidiaries. There has not been any malfunction or failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused an outage or unavailability of the Products for any material period of time.

(i)            To the Company’s knowledge, the Company and the Company Subsidiaries own or have valid and enforceable rights to use the Business Systems. The Company and the Company Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or have otherwise provided to their employees and contractors.

(j)            The Company and each of the Company Subsidiaries since January 1, 2019, have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the Processing of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company and the Company Subsidiaries take commercially reasonable measures to prevent the introduction of and remove Disabling Devices in the Business Systems and Product components. The Company displays a privacy policy on each website and mobile application owned, controlled or operated by the Company and the Company Subsidiaries, and, to the Company’s knowledge, each such privacy policy incorporates all disclosures to data subjects required by the Data Security Requirements.

(k)           Since January 1, 2019 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (i) to the Company’s knowledge, experienced any data security breaches, ransomware attacks, unauthorized access or use of any of the Business Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or other Processing of any Business Data or Personal Information in the custody or control of the Company, any Company Subsidiary, or any service provider acting on behalf of the Company, or (ii) received notice or become aware through other means of any audits, proceedings or investigations by any Governmental Authority (domestic or foreign) or other person, or received any claims or complaints regarding the collection, dissemination, storage, use, or other Processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, been legally required to provide, any notice to persons in connection with any unauthorized access, use, or disclosure or other Processing of Personal Information. There have not been any subject access or other individual rights requests made pursuant to the Data Security Requirements.

(l)            The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(m)         The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Subsidiary Company or such Company Subsidiaries, as applicable, from receiving, using, or otherwise Processing Company IP, Personal Information or other Business Data after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiaries receive and use such Company IP, Personal Information and other Business Data prior to the Closing Date.

(n)          All Personal Information Processed by the Company and any Company Subsidiary has been collected by the Company or the applicable Company Subsidiary directly from the data subjects.

(o)           The Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

(p)           Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(q)           In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Company or any Company Subsidiary, the Company, or the applicable Company Subsidiary, has in accordance with Privacy Laws entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy/Data Security Laws with respect to Personal Information; (ii) act only in accordance with the instructions of the Company or applicable Company Subsidiary; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; (iv) restrict Processing of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement; and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information.

4.14        Taxes.

(a)           The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)           Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.

(c)            Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d)          Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)          Neither the Company nor any Company Subsidiary has been a member of an Affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).

(f)            Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)           Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)           Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)            Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)           Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k)            There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l)            Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)          Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)           Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxation in such jurisdiction.

(o)           Section 4.14(o) of the Company Disclosure Schedule sets forth with respect to each Company Subsidiary, (A) the country in which it is organized and (B) its tax classification for U.S. federal income tax purposes.

(p)           As of the date of this Agreement, to the knowledge of the Company, there are no current facts that would reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code or (ii) the Initial Merger, the Acquisition Merger, and the PIPE Investment being treated as integrated transactions constituting a single exchange and qualifying as a transaction described in Section 351 of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code or (ii) the Initial Merger, the Acquisition Merger, and the PIPE Investment from being treated as integrated transactions constituting a single exchange and qualifying as a transaction described in Section 351 of the Code.

4.15        Environmental Matters. (a) The Company and the Company Subsidiaries are not, and since January 1, 2022, have not been in material violation of applicable Environmental Law, including, to the Company’s Knowledge, all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) none of the real properties currently or, to the Company’s Knowledge, formerly owned, leased, or operated by the Company or any Company Subsidiary (including soils, and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) none of the Company or any of the Company Subsidiaries has received written notice, or to the Company’s Knowledge, oral notice that it is potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing clauses (b) and (c), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all written environmental site assessments, reports, studies or other evaluations in its possession relating to any real properties currently or formerly owned or leased by the Company or any Company Subsidiary.

4.16        Material Contracts.

(a)           Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement and excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, of each of the following types of currently in effect Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)                 all Contracts with a Material Customer involving aggregate payments to the Company or any Company Subsidiary in excess of $1,000,000 per year;

(ii)               all Contracts with a Material Supplier involving aggregate payments to the Company or any Company Subsidiary in excess of $500,000 per year;

(iii)              all Contracts evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, involving an amount (including the amount of any undrawn but available commitments thereunder) greater than $500,000;

(iv)               all co-broker, partnership, joint venture, strategic alliance, profit sharing, funding or similar Contracts;

(v)                all Contracts with any Governmental Authority that involve payments by the Company or any Company Subsidiaries in excess of $500,000, in the aggregate, over any 12-month period;

(vi)              all Contracts that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(vii)             all Contracts that involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course, or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(viii)            all Contracts with any employee or other Service Provider that (i) involves aggregate annual compensation in excess of $200,000; (ii) involves any severance, change of control, transaction retention or similar type of payment; or (iii) is not terminable by the Company or a Company Subsidiary upon less than 30 days’ notice;

(ix)               all collective bargaining agreements, collective agreement, or any other Contract with a labor union, works council, trade union, or similar representative of employees;

(x)                all Contracts that relate to the direct or indirect acquisition of any person or business or the disposition of any material assets of the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) in the last 12 months, in each case, involving payments of $500,000 or more, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xi)               all Contracts for a Company Interested Party Transaction;

(xii)              all Contracts involving any resolution or settlement of any actual or threatened Action which require payment in excess of $500,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xiii)             all Contracts under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier, or grant to any Person the right to purchase goods or services from the Company or any Company Subsidiary on, a “most favored supplier” basis.

(b)           (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing clauses (b)(i) through (b)(iii), except for any such conflicts, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17        Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth (i) the top ten (10) customers of the Company for the 12-month period ended June 30, 2025 (based upon aggregate consideration paid to the Company for goods or services rendered for the 12-month period ended June 30, 2025) (collectively, the “Material Customers”), and (ii) the top ten (10) suppliers of the Company for the 12-month period ended June 30, 2025 (based upon the aggregate consideration paid by the Company for goods or services rendered for the 12-month period ended June 30, 2025) (collectively, the “Material Suppliers”). The Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Insurance Policies”) held by, or for the benefit of, the Company or any Company Subsidiary with respect to policy periods that include the date hereof are in full force and effect, and (b) neither the Company nor any Company Subsidiary has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any Company Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies.

4.19        Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and its members, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the members of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s members. The Requisite Company Approval and the consents set forth on Section 3.01(b)(ix) of the Company Disclosure Schedule are the only votes of the holders of any class or series of units or other Equity Securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, when executed and delivered by the parties thereto, will satisfy the requirements for the Requisite Company Approval, and no additional approval or vote from any holders of any class or series of units of the Company would then be necessary to adopt this Agreement and approve the Transactions, except as set forth on Section 3.01(b)(ix) of the Company Disclosure Schedule .

4.20         Interested Party Transactions. Except for employment relationships, agreements relating to the purchase of the Company’s Equity Securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any Material Customer or Material Supplier, (ii) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iii) any contractual arrangement with the Company or any Company Subsidiary, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.20 with respect to any matter set forth in the foregoing clauses (i) through (iii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since the date of the formation of the Company, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. Except (i) as set forth on Section 4.20 of the Company Disclosure Schedule or (ii) any Contract that merely allocates the payment of amounts payable under the Dothan Management Agreement but does not obligate the Company or any Company Subsidiary to make any additional payment, to the knowledge of the Company, there are no contracts or legally binding arrangements involving the payment of $120,000 or more in any year between the Company or any of the Company Subsidiaries, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company or any of the Company Subsidiaries, on the other hand.

4.21        Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.22        Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided SPAC with a true and complete copy of all Contracts and arrangements, including its engagement letter, between the Company and the parties listed on Section 4.22 of the Company Disclosure Schedule, other than those that have expired or terminated.

4.23        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(e), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to Section 8.02(e) of this Agreement, none of the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

4.24        Company’s Investigation and Reliance. The Company is a sophisticated Person and has made its own independent investigation, review and analysis regarding the SPAC, the Acquisition Entities and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with sufficient access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC and the Acquisition Entities and other information that they have requested in connection with their investigation of SPAC and the Acquisition Entities and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, the Sponsor or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.03(g). Neither SPAC, the Sponsor nor any of its respective stockholders, securityholders, Affiliates or Representatives shall have any liability to the Company, any Company Subsidiary or any of their respective stockholders, securityholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, any Company Subsidiary or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement. The Company acknowledges that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement, neither the SPAC, the Sponsor nor any of their respective stockholders, securityholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC, its stock trading price or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

5.01        Corporate Organization.

(a)           Except to the extent expressly contemplated by the Transactions, each of SPAC and the Acquisition Entities is an exempted company or a corporation (as applicable) or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of SPAC and the Acquisition Entities is duly qualified or licensed as a foreign company, corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           The Acquisition Entities are the only Subsidiaries of SPAC. Except for the Acquisition Entities, SPAC does not directly or indirectly own any Equity Securities in any other Person.

5.02         Organizational Documents. As of the date hereof, each of SPAC and the Acquisition Entities have furnished to the Company complete and correct copies of the SPAC Organizational Documents, the PubCo Organizational Documents, and the Merger Subs Organizational Documents. The SPAC Organizational Documents, the PubCo Organizational Documents, and the Merger Subs Organizational Documents are in full force and effect. Neither SPAC nor any of the Acquisition Entities is in violation of any of the provisions of the SPAC Organizational Documents, the PubCo Organizational Documents, or the Merger Subs Organizational Documents, respectively.

5.03        Capitalization.

(a)           As of the date of this Agreement, the authorized share capital of SPAC is US$55,100.00, divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Founder Shares and (iii) 1,000,000 preference shares of a par value of US$0.0001 each. As of the date of this Agreement (iii) 23,425,499 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) 5,750,000 SPAC Founder Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) no SPAC Class A Ordinary Shares or SPAC Founder Shares are held in the treasury of SPAC, (vi) 11,898,800 SPAC Warrants are issued and outstanding, and (vii) 11,898,800 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. Prior to the Initial Merger, each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b)          As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub I Common Stock”). As of the date hereof, 1,000 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by PubCo free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub I Organizational Documents.

(c)           As of the date of this Agreement, the issued and outstanding units of Merger Sub II consist of undenominated membership interests (the “Merger Sub II Units”). All outstanding Merger Sub II Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by PubCo free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub II Organizational Documents.

(d)           As of the date of this Agreement, the authorized capital stock of PubCo consists of 1,000 shares of common stock, par value $0.001 per share. As of the date hereof, 1,000 shares of PubCo common stock are issued and outstanding. All outstanding shares of PubCo common stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the PubCo Organizational Documents.

(e)           All issued and outstanding SPAC Class A Ordinary Shares, SPAC Founder Shares, SPAC Warrants and SPAC Units have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(f)            Except for the Sponsor Notes or as otherwise disclosed in Section 5.03(a), SPAC has not issued any Equity Securities of SPAC. All shares of PubCo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Ordinary Shares (or, following the Initial Merger, shares of PubCo Common Stock) or any of the Equity Securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants and pursuant to the Sponsor Support Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares (or, following the Initial Merger, shares of PubCo Common Stock). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04        Authority Relative to This Agreement. Each of SPAC and the Acquisition Entities have all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which each of SPAC and the Acquisition Entities is or will be a party at the Initial Closing, and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by SPAC and the Acquisition Entities of this Agreement and the other Transaction Documents to which each of SPAC and the Acquisition Entities is or will be a party at the Initial Closing, the performance by each of SPAC and the Acquisition Entities of its respective obligations hereunder and thereunder, and the consummation by each of SPAC and the Acquisition Entities of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of SPAC or the Acquisition Entities are necessary to authorize this Agreement or to consummate the Transactions, other than (a) with respect to the Domestication, the approval by the affirmative vote of the holders of a simple majority of the issued and outstanding SPAC Founder Shares, in person or by proxy at the SPAC Shareholders’ Meeting, or by a unanimous written resolution of the holders of SPAC Founder Shares, upon which holders of SPAC Class A Ordinary Shares shall have no right to vote in accordance with the SPAC Articles of Association; (b) with respect to the amendment and restatement of the SPAC Articles of Association by the adoption of the SPAC Delaware Charter and the SPAC Delaware Bylaws, the approval by the passing of a special resolution being a resolution passed by a majority of the holders of not less than two-thirds of the issued and outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, voting together, who, being entitled to do so, vote in person or by proxy at the SPAC Shareholders' Meeting; (c) with respect to the Mergers, the approval of the holders of two thirds of the then-issued and outstanding SPAC Class A Ordinary Shares and SPAC Founder Shares, voting together, who, being entitled to so do, vote in person or, where proxies are allowed, by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of PubCo common stock, Merger Sub I Common Stock, and Merger Sub II Units, and the filing and recordation of appropriate merger documents as required by the DGCL, the DLLCA and (d) with respect to the other Transactions, the approval by the passing of an ordinary resolution of the holders of a simple majority of the then-issued and outstanding SPAC Class A Ordinary Shares and SPAC Founder Shares, voting together, who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting. This Agreement has been, and the other Transaction Documents to which SPAC is or will be a party at the Initial Closing will be, duly and validly executed and delivered by SPAC and the Acquisition Entities and constitutes a legal, valid and binding obligation of SPAC and the Acquisition Entities, enforceable against SPAC and the Acquisition Entities in accordance with its terms, subject to the Remedies Exceptions.

5.05         No Conflict; Required Filings and Consents.

(a)           The execution and delivery by each of SPAC and the Acquisition Entities of this Agreement and the other Transaction Documents to which each of SPAC and the Acquisition Entities is or will be a party at the Initial Closing, does not, and (assuming the approval by the SPAC’s shareholders of the Required SPAC Proposals at the SPAC Shareholders’ Meeting) the performance of this Agreement by each of SPAC and the Acquisition Entities will not, (i) conflict with or violate the SPAC Organizational Documents, the PubCo Organizational Documents, or the Merger Subs Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC and the Acquisition Entities or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC and the Acquisition Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC and the Acquisition Entities is a party or by which each of SPAC or the Acquisition Entities or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           The execution and delivery by each of SPAC and the Acquisition Entities of this Agreement and the other Transaction Documents to which each of SPAC and the Acquisition Entities is or will be a party at the Initial Closing, does not, and the performance of this Agreement by each of SPAC and the Acquisition Entities will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of documentation with respect to the Domestication with the Registrar of Companies of the Cayman Islands pursuant to the Companies Act and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or the Acquisition Entities from performing its material obligations under this Agreement.

5.06        Compliance. Neither SPAC nor the Acquisition Entities are or have been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or the Acquisition Entities or by which any property or asset of SPAC or the Acquisition Entities is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or the Acquisition Entities is a party or by which SPAC or the Acquisition Entities or any property or asset of SPAC or the Acquisition Entities are bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and the Acquisition Entities are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or the Acquisition Entities to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07         SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 25, 2023, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)            Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and the Acquisition Entities’ business.

(d)           SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)           SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)            SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2023, there have been no material changes in SPAC’s internal control over financial reporting.

(g)           There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)          Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08        Business Activities; Absence of Certain Changes or Events.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub, or to which the Merger Sub, is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d)           Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e)           Merger Sub was formed solely for the purpose of effecting the Mergers and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f)            Since January 1, 2024, there has not been a SPAC Material Adverse Effect that is continuing.

5.09        Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

5.10        Board Approval; Vote Required.

(a)           The SPAC Board, by resolutions passed by a unanimous vote of the directors present and voting at a meeting duly convened, quorate and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Domestication and the Mergers) are fair to and in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Domestication, the Mergers and the PIPE Investment) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Domestication, the Mergers and PIPE Investment), and directed that this Agreement and the Transactions (including the Domestication, the Mergers and PIPE Investment), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b)          Assuming that a quorum is present (as determined pursuant to the SPAC Articles of Association): (i) the approval of the Domestication shall require the approval by an affirmative vote of the holders of a simple majority of the issued and outstanding SPAC Founder Shares, in person or, where proxies are allowed, by proxy at the SPAC Shareholders’ Meeting, or by a unanimous written resolution of the holders of SPAC Founder Shares; (ii) the approval of the amendment and restatement of the SPAC Articles of Association by the adoption of the SPAC Delaware Charter and the SPAC Delaware Bylaws shall require the approval by an affirmative vote of the holders of at least two-thirds of the issued and outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, voting together, who, being entitled to do so, attend and vote in person or by proxy at the SPAC Shareholders’ Meeting; and (iii) the approval of each of the other Transactions shall require the approval by an affirmative vote of the holders of a simple majority of the then-issued and outstanding SPAC Class A Ordinary Shares and SPAC Founder Shares who, being entitled to so do, vote in person or, where proxies are allowed, by proxy at the SPAC Shareholders’ Meeting. The foregoing votes are the only votes of the holders of any class or series of share capital of SPAC necessary to approve this Agreement and the consummation of the Transactions.

(c)           The sole member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub II and its sole member, and (ii) approved and adopted this Agreement and the Transactions (including the Acquisition Merger).

(d)           The only votes of the holders of any class or series of capital stock of the Acquisition Entities that are necessary to approve this Agreement, the Initial Merger, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub I Common Stock, PubCo Class A Common Stock, and PubCo Class B Common Stock, and a majority of the outstanding Merger Sub II Units.

5.11        No Prior Operations of Acquisition Entities . The Acquisition Entities were formed solely for the purpose of engaging in Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12        Brokers. Except for Cantor Fitzgerald & Co., William Blair & Company, L.L.C., and Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or the Acquisition Entities.

5.13        SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $250,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account pursuant to the Trust Agreement (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 25, 2023, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing Date, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes payable on the income earned on the Trust Account; (B) to holders of SPAC Class A Ordinary Shares who are not the Sponsor, a Founder, an Officer or a Director (as each term is defined in the SPAC Articles of Association) of SPAC upon the exercise of Redemption Rights and in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with any shareholder vote for on a proposed Business Combination, but only in the event that the applicable Business Combination is approved and consummated and subject to the limitations contained in the SPAC Articles of Association; (C) to holders of SPAC Class A Ordinary Shares who elect to have their SPAC Class A Ordinary Shares repurchased by means of a tender offer; or (D) other distributions of the Trust Account pursuant to the provisions of the SPAC Articles of Association. Following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (1) to holders of SPAC Class A Ordinary Shares pursuant to the provisions of the SPAC Articles of Association, (2) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under applicable Law, (3) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (4) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

5.14        Employees. SPAC and the Acquisition Entities each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and the Acquisition Entities have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC.

5.15         Taxes.

(a)           SPAC and the Acquisition Entities: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)          Neither SPAC, nor the Acquisition Entities is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. SPAC has not entered into any Tax sharing agreement or arrangement with Sponsor or any direct or indirect owner of Sponsor.

(c)           Neither SPAC nor the Acquisition Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d)           Each of SPAC and the Acquisition Entities has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)           Neither SPAC nor the Acquisition Entities has been a member of an Affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f)            Neither SPAC nor the Acquisition Entities has any material liability for the Taxes of any person (other than SPAC or the Acquisition Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)           Neither SPAC nor the Acquisition Entities has (i) any request for a material ruling in respect of Taxes pending between SPAC or the Acquisition Entities, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)          Neither SPAC nor the Acquisition Entities has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)           Neither SPAC nor the Acquisition Entities has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or the Acquisition Entities any deficiency or claim for material Taxes.

(k)            There are no Tax Liens upon any assets of SPAC or the Acquisition Entities except for Permitted Liens.

(l)            Neither SPAC nor the Acquisition Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)         Neither SPAC nor the Acquisition Entities has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)           Neither SPAC nor the Acquisition Entities has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns stating that SPAC or Merger Sub (as applicable) is or may be subject to material Taxation in such jurisdiction.

(o)           SPAC has no Subsidiaries (and has not had any Subsidiaries) other than PubCo and the Acquisition Entities.

(p)           As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, or (ii) the Initial Merger, the Acquisition Merger, and the PIPE Investment from being treated as integrated transactions constituting a single exchange and qualifying as a transaction described in Section 351 of the Code. Neither SPAC nor the Acquisition Entities has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, or (ii) the Initial Merger, the Acquisition Merger, and the PIPE Investment from being treated as integrated transactions constituting a single exchange and qualifying as a transaction described in Section 351 of the Code.

5.16        Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading, as of the date of this Agreement, on The New York Stock Exchange under the symbol “HYAC.U.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “HYAC,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “HYAC.WT.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.

5.17        Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.18        Intellectual Property. Neither SPAC nor the Acquisition Entities own, license or otherwise have any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC nor the Acquisition Entities infringe, misappropriate or violate any Intellectual Property of any other person.

5.19        Agreements; Contracts and Commitments.

(a)           Section 5.19 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC or the Acquisition Entities are party, including contracts by and among SPAC or the Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b)           Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

5.20        Title to Property. Neither SPAC nor the Acquisition Entities own or lease any real property or personal property. There are no options or other contracts under which SPAC or the Acquisition Entities have a right or obligation to acquire or lease any interest in real property or personal property.

5.21        Investment Company Act. Neither SPAC nor the Acquisition Entities are an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22        Private Placements.

(a)           PubCo has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by PubCo with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to PubCo solely for purposes of consummating the Transactions for an aggregate gross purchase price of the PIPE Investment Amount. As of the date hereof, to the knowledge of PubCo, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by PubCo. As of the date hereof, each Subscription Agreement is a legal, valid and binding obligation of PubCo and, to the knowledge of PubCo, each PIPE Investor, and neither the execution or delivery by PubCo or, to the knowledge of PubCo, any other party thereto nor the performance by PubCo or, to the knowledge of PubCo, any other party thereto of its obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investors. As of the date hereof, there are no other agreements, side letters, or arrangements between PubCo and any PIPE Investor that have not been delivered to the Company on or prior to the date hereof that could reasonably be expected to affect the obligation of such PIPE Investor to contribute to PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and, as of the date hereof, to PubCo’s knowledge there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to PubCo, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of PubCo under any material term or condition of any Subscription Agreement and, as of the date hereof, PubCo has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and any side letter delivered to the Company on or prior to the date hereof) to the obligations of the PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, subject to the Enforceability Exceptions.

(b)          No fees, consideration or other discounts are payable or have been agreed by PubCo (including, from and after the Acquisition Closing, PubCo and SPAC) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements or in any side letter delivered to the Company on or prior to the date hereof.

5.23        SPAC’s and Acquisition Entities’ Investigation and Reliance. Each of SPAC and the Acquisition Entities is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and the Acquisition Entities together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, the Acquisition Entities, and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor the Acquisition Entities are relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective members, Affiliates or Representatives shall have any liability to SPAC, the Acquisition Entities, or any of their respective shareholders, stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, the Acquisition Entities or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its members, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.24        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by SPAC and the Acquisition Entities pursuant to Section 8.03(g), each of SPAC and the Acquisition Entities hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, the Acquisition Entities, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, any of their respective Affiliates or any of their respective Representatives by, or on behalf of, SPAC and the Acquisition Entities, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the Company pursuant to Section 8.02(e) of this Agreement, none of SPAC, the Acquisition Entities nor any other person on behalf of SPAC or the Acquisition Entities has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, any of their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or the Acquisition Entities (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, any of their respective Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGERS

6.01        Conduct of Business by the Company Pending the Mergers.

(a)           The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule, or (z) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business; and

(ii)               the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and other key Service Providers of the Company and the Company Subsidiaries and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)           By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule, and (z) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 amend or otherwise change the Company Organizational Documents, or authorize or issue any class of Equity Securities of the Company other than Company Units;

(ii)              adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Mergers);

(iii)              issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (A) any Equity Securities of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of the Company and its Subsidiaries and (2) transactions solely among the Company and the Company Subsidiaries or solely among the Company Subsidiaries, (3) the sale or provision of goods or services to customers in the ordinary course of business, (4) Permitted Liens, (5) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (6) the leasing or subleasing of assets in the ordinary course of business, (7) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $5,000,000 in the aggregate in any fiscal year, (8) dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property or (iii) at least 75% of the consideration paid in connection therewith shall be cash or cash equivalents paid contemporaneously with consummation of the transaction, (9) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in an amount not to exceed $250,000 in any year, (10) abandonment, cancellation or disposition of any Intellectual Property which, in the Company’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, (11) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $5,000,000 in the aggregate in any fiscal year, (12) any additional pledge, grant or encumbrance required by the Credit Agreement, and (13) any swap contract or hedge agreement to the extent permitted by the Credit Agreement;

(iv)              declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (A) any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary or (B) as permitted under the Credit Agreement with respect to the payment of quarterly dividend payments for Company Senior Preferred Units;

(v)                acquire (including by merger, consolidation, or acquisition of Equity Securities or substantially all of the assets or any other business combination) any person or any division thereof, acquire any Equity Securities in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary), if such acquisition, transaction or agreement would require the preparation of financial statements of the acquired business pursuant to Regulation S-X Rule 3-05;

(vi)              reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Equity Securities of the Company in connection with transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(vii)             incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind owed, permitted to be borrowed from time to time or otherwise permitted to be incurred under the Credit Agreement, including, without limitation, any Permitted Equipment Financings (as defined in the Credit Agreement), Secured Cash Management Agreement (as defined in the Credit Agreement) or any Secured Hedge Agreement (as defined in the Credit Agreement) entered into in connection therewith and in compliance with the terms of the Credit Agreement, (ii) other indebtedness of the Company or the Company Subsidiaries incurred in accordance with Section 7.21, (iii) trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created, or (iv) any such indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries;

(viii)             make any loans, advances or capital contributions to, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $1,000,000, individually or in the aggregate, or make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business or investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and (D) investments and capital contributions by the Company to any wholly owned Company Subsidiary;

(ix)              make any material capital expenditures (or commit to making any capital expenditures) (A) in excess of $5,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC, or (B) such capital expenditure is financed through purchase money indebtedness or similar financing as permitted by the Credit Agreement;

(x)                adopt or enter into, amend or terminate any Plan, except in the ordinary course of business or as required by applicable Law;

(xi)               adopt or enter into, amend or terminate any collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees;

(xii)              except as required by applicable Law or the terms of any existing Plans as in effect on the date of this Agreement or in connection with the closing of any transaction permitted under the terms of this Agreement, (A) grant any discretionary bonus or special remuneration or noncash benefit or grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider, except for increases in salary or hourly wage rates made in the ordinary course of business; (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business and consistent in all material respects with the form(s) made available to SPAC); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Incentive Units; or (D) hire, terminate (other than for cause), furlough or temporarily lay off any employee or other Service Provider (1) with an annual compensation opportunity in excess of $150,000 or (2) who is or would be entitled by agreement, policy or practice to any severance payments or benefits or any bonus or accelerated vesting; or (E) waive, release, amend or fail to enforce the restrictive covenant obligations of any employee or other Service Provider;

(xiii)             make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law;

(xiv)            (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xv)             knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xvi)            permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in material items of Company-Owned IP;

(xvii)            waive, release, assign, settle or compromise any Action or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xviii)          voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xix)             fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xx)               enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02        Conduct of Business by SPAC and the Acquisition Entities Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause the Acquisition Entities to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law, neither SPAC nor the Acquisition Entities shall, between the date of this Agreement and the Initial Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          amend, restate or otherwise modify the SPAC Organizational Documents, PubCo Organizational Documents or the Merger Subs Organizational Documents, or form any Subsidiary of SPAC;

(b)           declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or capital stock, other than distributions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c)           reclassify, combine, split, consolidate, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares or other Equity Securities except for redemptions funded from the Trust Fund and conversion of the SPAC Founder Shares that are required or permitted pursuant to the SPAC Organizational Documents in connection with the Transactions;

(d)          issue, sell, pledge, charge, mortgage, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of shares or other Equity Securities of SPAC, PubCo or the Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, capital stock, or any other ownership interest (including any phantom interest), of SPAC, PubCo or the Merger Subs, except in connection with conversion of the SPAC Founder Shares as required pursuant to the SPAC Organizational Documents in connection with the Transactions;

(e)           (i) acquire (including by merger, consolidation, or acquisition of shares, stock or assets or any other business combination) any company, corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f)            incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or PubCo, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or any borrowing under a Sponsor Note to finance extension costs (including any additional deposits to the Trust Account contemplated by the SPAC Extension Vote), SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions incurred in the ordinary course of business;

(g)           make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(h)           (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, PubCo or the Merger Subs;

(j)            amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k)           (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(l)            enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

6.03        Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of the Company’s Affiliates, securityholders or Representatives has, or shall have at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives on behalf of itself and its Affiliates, securityholders and Representatives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, the Acquisition Entities, or any other person for legal relief against monies or other assets of SPAC or the Acquisition Entities held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement) in accordance with the terms of this Agreement and the Trust Agreement so long as such claim would not affect SPAC’s ability to fulfil its obligations under the Trust Agreement, including to effectuate the Redemption Rights. In the event that the Company or any of its Affiliates, securityholders or Representatives commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Article VII
ADDITIONAL AGREEMENTS

7.01        No Solicitation.

(a)           From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale, distribution, or other transfer of any material assets of the Company and its Subsidiaries, taken as a whole, except for transactions permitted pursuant to Section 6.01(b)(iii), (x) sale of any Equity Securities of the Company or any Company Subsidiary, except for those sales permitted pursuant to Section 6.01(b)(iii) or Company Incentive Units granted in the ordinary course of business consistent with past practice, or (y) merger or consolidation (provided that an Alternative Transaction shall not include a merger or consolidation in which all of the following conditions are satisfied: (1) the Company is the surviving entity, (2) the equityholders of the Company as of the date of this Agreement retain ownership, directly or indirectly, of a majority of the voting and economic interests in the Company and (3) no Equity Securities of the Company or any Company Subsidiary are issued except for those issuances permitted pursuant to Section 6.01(b)(iii)), liquidation, dissolution or similar transaction involving the Company or its Subsidiaries (each, an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled Affiliates or Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective controlled Affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b)           From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt by the Company, the Company Subsidiaries or any of their respective securityholders or Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case, that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions of any material amendments or proposed amendments. Notwithstanding the foregoing in this Section 7.01(b), but without limiting the Company’s obligations under the other subsections of this Section 7.01, if any inquiry or proposal regarding an Alternative Transaction does not involve another special purpose acquisition company or shell company, a reverse merger, or other similar business combination or transaction, then the Company shall not be required to inform SPAC of the identity of the third-party making such inquiry or proposal or provide details of the material terms of such inquiry or proposal.

(c)           If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)           From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, each of SPAC and the Acquisition Entities shall not, and shall direct their respective Representatives acting on their behalf not to, directly (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination expressly involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue, permit or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC and the Acquisition Entities shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any Representative or Affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company), including any business combination involving a special purpose acquisition company (other than SPAC). The Parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC, the Acquisition Entities or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and the Acquisition Entities.

(e)           From the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f)            If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.02        Registration Statement; Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02 (and it being understood that the PCAOB Financial Statements are necessary for such filings) (i) SPAC and the Company shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (such initial filing, the “Initial Proxy Statement”, and as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the extraordinary general meeting of the SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider and vote on (A) the approval and adoption of this Agreement and the Mergers and the other Transactions contemplated by this Agreement, including the Domestication, the adoption of the PubCo Organizational Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Initial Merger Effective Time and any separate or unbundled proposals as are required to implement the foregoing, (B) the approval of the issuance of PubCo Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) the approval and adoption of the Omnibus Incentive Plan and the ESPP, (D) the approval and adoption of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) in connection with the Domestication, the approval of a special resolution of the holders of the SPAC Class A Ordinary Shares and SPAC Founder Shares to adopt amended and restated SPAC Articles of Association to reflect the removal of certain requirements regarding the SPAC’s net tangible assets and to adopt the SPAC Delaware Charter and the SPAC Delaware Bylaws at the Domestication Effective Time, (F) any other proposals the parties deem necessary to effectuate the Mergers and (G) the approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (C), (D), (E) and (F) collectively, the “Required SPAC Proposals”), and (ii) the Company, PubCo and SPAC shall jointly prepare, and PubCo and the Company as co-registrants shall file with the SEC a registration statement on Form S-4 (such initial filing, the “Initial Registration Statement”, and together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the PubCo Common Stock issuable upon exercise thereof) and the shares of PubCo Common Stock to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the members of the Company pursuant to this Agreement. Without the prior written consent of the Company, the proposals described above shall be the only matters (other than procedural matters) which SPAC shall propose to be voted upon by SPAC’s shareholders at the SPAC Shareholders’ Meeting, as adjourned or postponed. Each of PubCo, the Company and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. PubCo, SPAC and the Company shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable (and in any event within five (5) Business Days) following the date upon which the Registration Statement becomes effective, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date, and in accordance with the SPAC Articles of Association. Each of PubCo, the Company and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, each of the Company and SPAC (i) agree to promptly provide the other party with all information concerning the business, management, operations and financial condition of the Company and SPAC, as applicable, and their respective Subsidiaries, in each case, reasonably requested by the other party for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company or SPAC, as applicable, and their respective Subsidiaries to be reasonably available to the other party in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b)          No filing of, or amendment or supplement to the Merger Materials will be made by PubCo, the Company or SPAC without the approval of SPAC, the Company or PubCo, respectively (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the PubCo Common Stock to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the members of the Company pursuant to this Agreement. SPAC and PubCo will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by PubCo, the Company or SPAC without the prior consent of SPAC, the Company or PubCo, respectively (such consent not to be unreasonably withheld, conditioned or delayed), and without providing SPAC, the Company or PubCo, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)          Each of SPAC and PubCo represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to SPAC’s shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC, the Merger Subs, PubCo, or any of their respective officers, directors or securityholders, should be discovered by SPAC or PubCo which should be set forth in an amendment or a supplement to the Merger Materials, SPAC or PubCo, as applicable, shall promptly inform the Company. All documents that SPAC or PubCo is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)           The Company represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company, any Company Subsidiary or any of their respective officers, directors or securityholders, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)           Prior to distributing materials to be provided to the members of the Company in connection with soliciting consent from such Persons to the Transactions, the Company shall provide a draft copy of such materials to SPAC. No materials, including any amendment or supplement thereto, will be provided to the members of the Company in connection with soliciting consent from such Persons to the Transactions without the prior written approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed).

7.03        Company Approval. The Company shall (i) obtain and deliver to SPAC, the Requisite Company Approval, (A) in the form of a written consent (the “Written Consent”) executed by Parent, the Board of the Company, and certain of the Company Members, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five (5) Business Days after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s Organizational Documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Approval and, if applicable, any additional consents or approvals of its members related thereto.

7.04        SPAC Shareholders’ Meeting and Merger Sub Stockholder’s Approval.

(a)           SPAC Board shall call and SPAC shall hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the proposals contemplated by Section 7.02(a), and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC Board may (or, upon the receipt of a request to do so from the Company, shall) postpone the SPAC Shareholders’ Meeting on one or more occasions for up to fifteen (15) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09; provided, that in the event of a postponement in accordance with the terms set forth in this Section 7.04, the SPAC Shareholders’ Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required votes of its shareholders. Subject to Section 7.04(b) and applicable Law, the SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction, subject to the SPAC Board’s fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, (A) SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting for the purpose of seeking the approval of the Required SPAC Proposals shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B) SPAC Board agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for the approval of its shareholders the Required SPAC Proposals, in each case in accordance with this Agreement, the SPAC Articles of Association and applicable Law regardless of any Change in Recommendation or other intervening event or circumstance, and (C) SPAC agrees that if approval of the Required SPAC Proposals shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 7.04, and hold additional SPAC Shareholders’ Meetings in order to obtain such approval.

(b)           Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Required SPAC Proposals, solely in response to a SPAC Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such SPAC Intervening Event, a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take or has taken such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional five-Business Day period from the date of such notice), the “SPAC Intervening Event Notice Period”), the SPAC Board determines (after consultation with its outside legal counsel) that a failure to make a Change in Recommendation would reasonably be excepted to constitute a breach of its fiduciary duties under applicable Law. Each of the Company and SPAC will, and will use their respective reasonable best efforts to cause their respective Representatives during the SPAC Intervening Event Notice Period, to negotiate in good faith with the other Party and its Representatives to make such adjustments in the terms and conditions of this Agreement and the Transactions so as to obviate the need for a Change in Recommendation.

7.05        Access to Information; Confidentiality.

(a)            From the date of this Agreement until the Closing Date, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Any access to the properties of the Company and the Company Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing (such as sampling of indoor or outdoor air, soils, water, groundwater, surface water, or any building material or component or any other item on or about the properties or assets), unless the Company consents in writing to invasive testing, such consent may granted or withheld in the sole and absolute discretion of the Company for any reason or no reason. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable.

(b)           All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated November 6, 2024 (the “Confidentiality Agreement”), between SPAC and the Company.

7.06        Incentive Equity Plan; ESPP. Prior to the Closing Date, the following plans shall be adopted, subject to approval by the passing of an ordinary resolution of the shareholders of SPAC: (a) an Incentive Award Plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit C (the “Omnibus Incentive Plan”) and (b) an employee stock purchase plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit D (the “ESPP”), in each case to be effective as of the Acquisition Closing or as otherwise set forth in the applicable plan document. On or as soon as reasonably practicable following the Closing Date, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the PubCo Class A Common Stock issuable under the Omnibus Incentive Plan and the ESPP, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and ESPP remain outstanding.

7.07        Directors’ and Officers’ Indemnification.

(a)           The certificate of incorporation and bylaws of PubCo shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company or any venture capital fund that is or may be deemed to be Affiliated with any such director (collectively, the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, PubCo shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (including any such Affiliated venture capital fund) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable Law, the Company Organizational Documents, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person or Affiliated venture capital fund entity (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)          The certificate of incorporation and bylaws of PubCo shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Organizational Documents of SPAC and the Merger Subs, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, PubCo shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association (prior to Domestication), the certificate of incorporation or bylaws of SPAC (after Domestication) or the Acquisition Entities, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)           For a period of six years from the Closing Date, PubCo shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons and Affiliated venture capital fund entities who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2024 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then PubCo will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing Date, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, including coverage for the Affiliated venture capital fund entities, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing Date, PubCo will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and PubCo is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, PubCo will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)           Prior to the Closing Date, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Closing Date, PubCo will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor SPAC’s obligations thereunder.

(e)           With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Closing Date, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Closing Date, PubCo shall cooperate with any person or Affiliated venture capital fund entity insured by such policies as reasonably requested by such person or Affiliated venture capital fund entity. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Closing Date shall be an expense of PubCo following the Acquisition Closing.

(f)           The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07 and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the Organizational Documents of PubCo or its Subsidiaries, as the case may be, or under any applicable Contracts (including the indemnification agreements referred to in this Section 7.07) or Laws and not intended to, nor shall be construed to, release or impair any rights to directors’ and officers’ and other D&O Indemnitees’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Company, PubCo or their respective Subsidiaries for any of their respective directors or officers, other employees or other D&O Indemnitees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event PubCo or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of PubCo shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h)           On the Closing Date, PubCo shall enter into mutually acceptable indemnification agreements, reasonably satisfactory to each of the Company, SPAC and the indemnified parties therein, including provisions with respect to the inclusion of indemnification rights for Affiliates thereof, including Affiliated venture capital funds, with the directors and officers of PubCo following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and PubCo shall continue to honor SPAC’s obligations thereunder. For the avoidance of doubt, the indemnification agreements with and covering the directors and officers and other D&O Indemnitees of the Company prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and PubCo shall continue to honor the Company’s obligations thereunder.

7.08        Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which such Party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Acquisition Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the Parties to consummate the Mergers, as applicable, or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.08.

7.09        Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)           Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)           Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned, or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Notwithstanding the generality of the foregoing, PubCo shall take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including by enforcing its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) PubCo the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with PubCo in such efforts. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Initial Closing, such that the aggregate amount of PIPE Investment as of the Initial Closing is expected to be the less than the PIPE Investment Amount (a “PIPE Financing Shortfall”), PubCo shall use its reasonable best efforts, prior to the Initial Closing, to procure one or more investors reasonably acceptable to the Company to enter into Subscription Agreements with PubCo for a PIPE Investment on substantially the same terms and in an amount at least equal to the amount of the PIPE Investment under the Subscription Agreement that has expired or been terminated, withdrawn or repudiated or otherwise in form and substance reasonably satisfactory to the Company. In the event of a PIPE Financing Shortfall, the Company shall cooperate in good faith and promptly take such actions as may be reasonably requested by PubCo, prior to the Initial Closing, to assist PubCo in procuring one or more investors reasonably acceptable to the Company to enter into Subscription Agreements to cure such PIPE Financing Shortfall.

7.10        Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party other than as required by Law. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors, prospective investors, or other Persons that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11        Stock Exchange Listing. The Parties shall take all actions necessary or reasonably requested by another Party to cause the PubCo Common Stock to be issued in connection with the Transactions and the Assumed SPAC Warrants (and the PubCo Common Stock issuable upon exercise thereof) to be approved for listing on the Listing Exchange at the Acquisition Closing. During the period from the date hereof until the Initial Merger Effective Time, SPAC shall take all actions necessary to keep the SPAC Class A Common Stock and SPAC Warrants listed for trading on the Listing Exchange.

7.12        Antitrust.

(a)          To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business Days after the date of this Agreement. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable, under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)          SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit a Representative of the other Parties and their respective outside counsel to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such in-person, video or telephonic meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, and as necessary to comply with contractual arrangements.

(c)          No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13        Trust Account; SPAC Operating Account. As of the Closing Date, the obligations of SPAC to liquidate and dissolve within the specified time period pursuant to the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to liquidate the assets of SPAC and dissolve the SPAC by reason of the consummation of the Transactions or otherwise, and no shareholder of SPAC shall be entitled to receive any distributions from the Trust Account. At least forty-eight (48) hours prior to the Initial Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Initial Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer to SPAC all funds held in the Trust Account excluding any amounts distributed pursuant to the SPAC Articles of Association (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions in accordance with the terms of this Agreement and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. On the Closing Date, SPAC shall transfer to an account designated by Sponsor any cash remaining in the SPAC’s bank account (other than any cash attributable to the Trust Account).

7.14        Tax Matters.

(a)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Domestication. Each of SPAC, PubCo, the Company and the Company Subsidiaries shall (i) use its commercially reasonable efforts to: (A) cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (B) cause the Initial Merger, the Acquisition Merger, and the PIPE Investment to be treated as integrated transactions constituting a single exchange qualifying as a transaction described in Section 351 of the Code, and (C) not (and not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede (I) the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code or (II) the Initial Merger, the Acquisition Merger, and the PIPE Investment from being treated as integrated transactions constituting a single exchange qualifying as a transaction described in Section 351 of the Code, in each case, as described above, and (ii) report (A) the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Initial Merger, the Acquisition Merger, and the PIPE Investment as integrated transactions constituting a single exchange qualifying as a transaction described in Section 351 of the Code, in each case, as described above unless otherwise required pursuant to applicable law.

(b)          All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement shall be paid 50% each by SPAC and the Company (subject to Section 9.03).

(c)           If, in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, the SEC requires that tax opinions be prepared and submitted in such connection, SPAC and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to DLA Piper LLP (US) (“DLA”) and Haynes and Boone, LLP (“H&B”) (or, in each case, other nationally recognized tax counsel described in this Section 7.14(b)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement, Proxy Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, and, if required, SPAC shall cause DLA (or such other nationally recognized tax counsel to SPAC reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Domestication and the Initial Merger and, if required, the Company shall cause H&B (or such other nationally recognized tax counsel to the Company reasonably satisfactory to SPAC) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Acquisition Merger.

7.15        Directors. PubCo shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the PubCo is comprised of up to eight (8) directors, which shall initially include (a) the chief executive officer of the Company, (b) the director nominees set forth on Schedule B, which shall include at least two directors designated by SPAC, each of whom qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to the Company (it being understood that Andrew Heyer and Christopher Bradley are deemed to satisfy the requirements of this clause (b)), and (c) up to four additional directors to be designated by the Company prior to the Closing Date. PubCo shall take all commercially reasonable action so that immediately after the Acquisition Merger Effective Time, the equity compensation described on Schedule III has been issued to the directors designated by SPAC.

7.16        SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.17        Litigation.

(a)           In the event that any Action related to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)           In the event that any Action related to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Governing Board of the Company by any of the Company’s equityholders prior to the Acquisition Closing, the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status thereof. The Company shall consult with SPAC regarding the defense of any such Action.

7.18        PCAOB Financial Statements. As promptly as reasonably practicable following the date hereof, in connection with the filing of the Initial Registration Statement, the Company shall deliver to SPAC any audited and unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited or unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries as of and for any year-to-date period and as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Initial Proxy Statement and Initial Registration Statement (collectively, the “PCAOB Financial Statements”). From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall use reasonable best efforts to promptly deliver to SPAC any audited or unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited or unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Proxy Statement (other than the Initial Proxy Statement) and Registration Statement (other than the Initial Registration Statement). All such financial statements, together with any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries that are required to be included in the Proxy Statement or Registration Statement, as applicable, (A) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

7.19        SPAC Extension Vote. In accordance with the SPAC Articles of Association and applicable Law, the SPAC obtained the approval by the passing of a special resolution of the shareholders of SPAC to extend the period of time under the SPAC Articles of Association for SPAC to consummate its initial business combination from July 28, 2025, to allow up to twelve (12) one-month extensions (each upon written notice to SPAC by the SPAC Board), provided that in no event shall the deadline be later than July 28, 2026 (the “SPAC Extension Vote”). Notwithstanding the contribution made by Dothan Independent pursuant to the terms set forth in the Dothan Independent Subscription Agreement, SPAC or Sponsor shall be responsible for funding any costs and expenses incurred in connection with the SPAC Extension Vote, including any additional deposits to the Trust Account pursuant to any Sponsor Notes.

7.20        Pre-Closing Stock Exchange Listing. Notwithstanding anything to the contrary contained herein, in the event that, prior to Closing, SPAC determines in good faith and in reasonable consultation with the Company, that SPAC is unable to satisfy the continued listing rules of The New York Stock Exchange (subject to any compliance extension or ability to remedy non-compliance, in each case as permitted by The New York Stock Exchange continued listing rules), SPAC may take any and all actions necessary to cause the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants to be delisted from The New York Stock Exchange and, concurrently therewith, be listed on another established national or regional stock exchange that is mutually acceptable to SPAC and the Company.

7.21        Financing; Cooperation. Between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company may, but shall not be required to, enter into debt commitment letters, engagement papers, debt term sheets, incremental amendments to the Credit Agreement and any definitive debt financing documents that reflect the terms therein, and consummate the transactions thereunder with certain debt financing sources relating to the provision of any such debt financing for the benefit of the Company (and, following the Acquisition Closing, PubCo) (the “Debt Financing”), in each case, in consultation with Sponsor, in compliance with the other provisions of this Agreement, and only to the extent such debt is incurred (i) in the ordinary course of business consistent with past practice or (ii) in connection with any acquisition by the Company (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) of any corporation, partnership, other business organization or any division thereof. Notwithstanding the foregoing, without the SPAC’s prior written consent (such consent not to be unreasonably withheld), the Company shall not consummate any acquisition, merger, or other business combination, enter into any binding definitive agreement with respect to any such transaction, or incur any related financing, if any such transaction or agreement would require the preparation of financial statements of the acquired business pursuant to Regulation S-X Rule 3-05. Prior to the earlier of the Initial Closing and the termination of this Agreement in accordance with its terms, SPAC agrees, and shall cause the appropriate directors, officers, employees and Representatives thereof to provide customary cooperation that is both necessary and reasonably requested by the Company to assist the Company in connection with causing the conditions to the Debt Financing to be satisfied or as is otherwise reasonably requested by the Company in connection to the Company’s efforts to obtain the Debt Financing, in each case, at the Company’s expense, which cooperation shall include using commercially reasonable efforts to (A) upon reasonable prior notice, participate in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective debt financing sources at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) provide documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any applicable beneficial ownership regulations, (C) assist with the preparation of customary materials and (D) execute and deliver as of the Closing Date any diligence questionnaires, perfection certificates, credit agreements, indentures, joinder agreements, guaranty agreements, security agreements, pledge agreements, deposit account control agreements, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents in connection with the Credit Agreement or otherwise, any supplements, modifications, reaffirmations or similar documents with respect to any of the foregoing, or other certificates or documents as may be reasonably requested by the Company or its debt financing sources, it being understood that the effectiveness of any such documents, if executed, shall be conditioned upon, or become operative only after, the occurrence of the Acquisition Merger Effective Time. Notwithstanding anything to the contrary in this Agreement, (a) neither the SPAC nor any of its Subsidiaries, nor any of their respective Affiliates, nor any of their respective directors, officers, employees or agents, shall be required to execute of enter into any certificate, instrument, agreement or other document in connection with this Section 7.21 which will be effective prior to the Acquisition Merger Effective Time, (b) neither the SPAC nor any of its Subsidiaries, nor any of their respective Affiliates, nor any of their respective directors, officers, employees or agents, will be required to pay any commitment or other fee or to incur any other expense, liability or obligation prior to the Acquisition Merger Effective Time, (c) nothing herein shall require the Governing Board of the SPAC or any of its Subsidiaries, prior to the Acquisition Merger Effective Time, to adopt resolutions approving the agreements, documents or instruments pursuant to this Section 7.21, and (d) nothing herein shall require cooperation that would cause any director, manager, officer, employee, or equityholder of the SPAC or any of its Subsidiaries to incur any personal liability.

7.22        Dothan Management Agreement. Effective as of the Acquisition Closing and subject to the receipt by the Company prior to the Acquisition Closing of the necessary waivers, approvals, consents or authorizations set forth on Section 7.22(i) of the Company Disclosure Schedule, the Company, PubCo, and Dothan Concrete Investments Management, LLC, a Texas limited liability company (“Dothan Management”) will enter into an amendment (the “Dothan Management Agreement Amendment”), substantially in the form attached to this Agreement as Exhibit E, to that certain Management and Consulting Agreement, dated as of July 29, 2024 (as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof, the “Dothan Management Agreement”), by and between the Company and Dothan Management, pursuant to which, among other things, PubCo shall assume, and shall agree to perform and discharge, all of the obligations of the Company under the Dothan Management Agreement. Notwithstanding anything to the contrary contained in the Dothan Management Agreement, in satisfaction of the payment obligations of the Company due to Dothan Management under Section 3(d) of the Dothan Management Agreement, at the Acquisition Closing, subject to the receipt by the Company prior to the Acquisition Closing of the necessary waivers, approvals, consents or authorizations set forth on Section 7.22(i) of the Company Disclosure Schedule, PubCo shall pay, or cause to be paid, to Dothan Management an amount in cash equal to the amount set forth on Section 7.22(ii) of the Company Disclosure Schedule, together with any and all unpaid payment obligations due to Dothan Management under the Dothan Management Agreement as of immediately prior to the Acquisition Closing. Except as set forth in the preceding sentence, nothing in this Section 7.22 shall be construed as a waiver of any rights or remedies of Dothan Management under the Dothan Management Agreement. The Parties acknowledge and agree that, from and after the Closing Date, all references to “Holding” in the Dothan Management Agreement shall be deemed to refer to PubCo. PubCo shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, or advisable to effectuate the payment obligations set forth in this Section 7.22 and the Dothan Management Agreement (as amended by the Dothan Management Agreement Amendment effective as of the Closing Date). This Section 7.22 and the covenants set forth herein shall survive the Acquisition Closing and shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

7.23        SPAC Warrants.

(a)           SPAC and the Company shall use their respective commercially reasonable efforts to enable the SPAC to redeem or repurchase all of the issued and outstanding SPAC Warrants (other than any SPAC Warrants held by the Sponsor) at a price per SPAC Warrant mutually acceptable to SPAC and the Company, prior to or concurrently with the Closing Date, it being understood that such redemption or repurchase may be effected by SPAC by way of an amendment to the SPAC Warrant Agreement pursuant to its terms.

(b)          The Company or PubCo shall, upon request of SPAC, loan SPAC all amounts required by SPAC to redeem or repurchase SPAC Warrants (other than any SPAC Warrants held by the Sponsor) pursuant to Section 7.23(a). Such loan shall be pursuant to documentation in form and substance satisfactory to SPAC and the Company.

Article VIII
CONDITIONS TO THE MERGERS

8.01       Conditions to the Obligations of Each Party. The obligations of the Company, PubCo, SPAC and the Merger Subs to consummate the Transactions are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(a)           Written Consent. The Written Consent, constituting the Requisite Company Approval, shall have been delivered to SPAC.

(b)           SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the DGCL, the Companies Act, the SPAC Articles of Association, SPAC Delaware Charter, SPAC Delaware Bylaws and the rules and regulations of the New York Stock Exchange.

(c)           No Order. No Governmental Authority shall have enacted, issued or enforced any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)          HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e)           Proxy Statement and Registration Statement. The Registration Statement (including the Proxy Statement) shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)           Stock Exchange Listing. The shares of PubCo Class A Common Stock to be issued pursuant to this Agreement, the shares of PubCo Class A Common Stock issuable upon the conversion of the shares of PubCo Class B Common Stock issued pursuant to this Agreement, and the Assumed SPAC Warrants (and the PubCo Class A Common Stock issuable upon exercise thereof) shall have been approved for listing on the Listing Exchange, subject only to official notice of listing thereof.

(g)           Domestication. The Domestication shall have been completed as provided in Section 2.02 (the “Domestication Condition”).

(h)           Initial Closing. The Initial Closing shall have been completed as provided in Section 2.05(b).

8.02        Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions are subject to the satisfaction or waiver by SPAC (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.04 and Section 4.22 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(i) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 4.03 shall be true and correct in all respects (other than de minimis exceptions) as of the date hereof and the Acquisition Merger Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, other than de minimis exceptions, as of such specified date), and (iv) the other representations and warranties of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Initial Merger Effective Time.

(c)            Registration Rights Agreement. The Company shall have delivered to SPAC its duly executed counterpart signature page to the Registration Rights Agreement.

(d)           Dothan Management Agreement Amendment. The Company shall have delivered to SPAC its duly executed counterpart signature page, and shall have caused to be delivered to SPAC the duly executed counterpart signature page of Dothan Management, to the Dothan Management Agreement Amendment.

(e)           Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(f)           Project Thunder Closing. The Company shall have consummated the Project Thunder Transaction (as defined in the Company Disclosure Schedule).

8.03       Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver by the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of SPAC contained in (i) Section 5.01, Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Sections 5.03(a) and (e) shall be true and correct in all respects (other than de minimis exceptions) as of the date hereof and the Acquisition Merger Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, other than de minimis exceptions, as of such specified date), and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           Agreements and Covenants. SPAC and the Acquisition Entities shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Initial Merger Effective Time.

(c)           Registration Rights Agreement. PubCo shall have delivered to the Company counterpart signature pages to the Registration Rights Agreement, duly executed by PubCo.

(d)           Dothan Management Agreement Amendment. PubCo shall have delivered to the Company its duly executed counterpart signature page to the Dothan Management Agreement Amendment.

(e)          Sponsor Support Agreement. SPAC shall have delivered to the Company evidence of the consummation of the Transactions contemplated to occur prior to Closing and set forth in the Sponsor Support Agreement in accordance therewith and on such other terms reasonably acceptable to the Company.

(f)            Sponsor Notes. SPAC shall have delivered evidence of the cancellation and termination of the Sponsor Notes and the satisfaction and discharge of all outstanding amounts under the Sponsor Notes (subject to receipt of the payment described in Section 3.04), effective as of the Closing Date, in a form and on such terms reasonably acceptable to the Company.

(g)           Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(h)           Director and Officer Resignations. SPAC shall have delivered to the Company written resignations, dated as of the Closing Date, of the directors and officers of SPAC specified on Schedule II, in each case effective as of the Initial Merger Effective Time and a copy of the written resolutions of the SPAC Board accepting the resignation of the directors and officers of SPAC specified on Schedule III as directors and officers of the SPAC and instructing the SPAC's registered office provider to update the SPAC's register of directors and officers to reflect the resignations above, effective as of the Closing Date.

(i)            Minimum Cash. As of the Acquisition Closing, after consummation of the PIPE Investment, the Available Cash shall be equal to or in excess of $150,000,000. “Available Cash” means an amount equal to: (a) the amount of immediately available funds contained in the Trust Fund that are available for release to SPAC after deducting all amounts to be paid pursuant to the exercise of Redemption Rights, plus (b) any funds to be received pursuant to the PIPE Investment, plus (c) all funds held by SPAC outside of the Trust Fund and immediately available to SPAC.

Article IX
TERMINATION

9.01        Termination. This Agreement may be terminated, and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the members of the Company or the shareholders of SPAC, as follows:

(a)            by mutual written consent of SPAC and the Company;

(b)           by either SPAC or the Company if the Closing Date shall not have occurred prior to June 9, 2026 (the “Outside Date”); provided, however, that if the Company shall not have delivered to SPAC the PCAOB Financial Statements on or prior to October 20, 2025, then the Outside Date shall be automatically extended for successive one (1) day periods, in each case for each day until the applicable PCAOB Financial Statements are delivered to SPAC, but in no event shall such date extend beyond July 28, 2026, in which case the “Outside Date” shall for all purposes hereunder be deemed to be such extended date; provided, further, this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party (i) that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the proximate cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a Party for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such Party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding);

(c)           by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)           by the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement of such meeting);

(e)           by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach expressly in writing and SPAC and the Acquisition Entities are not then in material breach of their representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.02(a) or 8.02(b); provided, further, that, if such Terminating Company Breach is curable by the Company prior to the Outside Date, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(f)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or the Acquisition Entities set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach expressly in writing and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.03(a) or 8.03(b); provided, further, that, if such Terminating SPAC Breach is curable by SPAC and the Acquisition Entities, the Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC and the Acquisition Entities continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC; or

(g)          by the Company prior to obtaining the SPAC Shareholder Approval if the SPAC Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the SPAC Recommendation in the Proxy Statement distributed to shareholders of the SPAC.

9.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 7.05(b) (Access to Information; Confidentiality), this Section 9.02 (Effect of Termination), Section 9.03 (Expenses), and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful breach of this Agreement by a party hereto occurring prior to such termination.

9.03        Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that SPAC and the Company shall each pay one half of the fees and expenses incurred in connection with (i) the preparing and filing of the Registration Statement, (ii) the SPAC Shareholders’ Meeting, (iii) the listing of the PubCo Common Stock issued in connection with the Transactions on the Listing Exchange, (iv) all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement and (v) the filing fee for the Notification and Report Forms filed under the HSR Act; provided further, that, in each case of the foregoing Section 9.03(i) through (v), the fees and expenses of advisors shall be borne by the party incurring such fees and expenses. Notwithstanding the foregoing, (a) if the Mergers are consummated, PubCo shall pay the fees and expenses of the Parties and (b) if this Agreement is terminated without the Mergers being consummated, the Company shall pay 50% of SPAC’s fees and expenses (including legal counsel and other advisors) incurred in connection with the Transactions, including those set forth in Section 9.03(i) through (v); provided further, that the maximum amount of SPAC’s fees and expenses payable by the Company pursuant to this clause (b) shall not exceed $2,000,000.

Article X
GENERAL PROVISIONS

10.01     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or Merger Subs or, prior to the Closing, PubCo:

c/o Haymaker Acquisition Corp. 4
324 Royal Palm Way, Suite 300-i
Palm Beach, Florida 33480
Attention:	Christopher Bradley
Email:	cbradley@mistralequity.com

with a copy to (but which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th
New York, NY 10020-1104
Attention:	Sidney Burke
Stephen P. Alicanti
Email:	sidney.burke@us.dlapiper.com
stephen.alicanti@us.dlapiper.com

if to the Company or, following the Closing, PubCo:

c/o SunTX Capital Partners
5420 LBJ Freeway, Suite 1000
Dallas, Texas 75240
Attention:	Barrett Bruce
Email:	BBruce@suntx.com

with copies to (but which shall not constitute notice):

Haynes and Boone, LLP
2801 N. Harwood Street, Suite 2300
Dallas, TX 75201
Attention:	Greg R. Samuel
Matthew L. Fry
Kellie Bobo
Email:	Greg.Samuel@haynesboone.com
Matt.Fry@haynesboone.com
Kellie.Bobo@haynesboone.com

10.02     Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04     Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 10.13 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court and matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Domestication and the fiduciary duties that may apply to the directors of the SPAC, for the period the SPAC is registered as an exempted company in the Cayman Islands) shall be governed by and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07      Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09      Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10      Specific Performance.

(a)           The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)          Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus 20 Business Days; or (ii) such other time period established by the court presiding over such Action.

10.11      Amendment. This Agreement may be amended in writing: (a) by the parties hereto at any time prior to the Acquisition Merger Effective Time; and (b) by PubCo and the Sponsor following the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto prior to the Acquisition Merger Effective Time and by PubCo and the Sponsor following the Acquisition Merger Effective Time.

10.12      Waiver. At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or the Acquisition Entities, (ii) waive any inaccuracy in the representations and warranties of SPAC or the Acquisition Entities contained herein or in any document delivered by SPAC and/or the Acquisition Entities pursuant hereto and (iii) waive compliance with any agreement of SPAC or the Acquisition Entities or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.13      No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to common law fraud with scienter against the person who committed such common law fraud with scienter, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.13. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

10.14      Provisions Respecting Representation of the Company. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that H&B may serve as counsel to the Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Company Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, H&B (or any of its respective successors) may serve as counsel to the Company Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Company Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations of the Company Group, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take all reasonable steps necessary to ensure that any privilege attaching as a result of H&B representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing Date and shall remain in effect. As to any privileged attorney-client communications between H&B and the Company or H&B and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), PubCo, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Company Group after the Closing Date. In addition, if the Merger and the other Transactions are consummated, all Privileged Communications related to such Transactions will become the property of (and be controlled by) the Company Group, and none of PubCo, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that PubCo is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, PubCo shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request.

10.15      Waiver of Conflicts; Attorney-Client Communications.

(a)           Recognizing that DLA has acted as legal counsel to (A) certain SPAC equityholders (including the Sponsor) and their respective Affiliates (the “Specified SPAC Equityholders”) and (B) SPAC and its Affiliates, in each case, prior to the Acquisition Merger Effective Time, and that certain Specified SPAC Equityholders intend to continue to engage DLA to act as legal counsel to such Specified SPAC Equityholders, PubCo (on behalf of itself and each of its Subsidiaries (including, following the Acquisition Merger Effective Time, the Group Companies and SPAC)) consents to, waives, and will not assert, and agrees, after the Acquisition Merger Effective Time, to cause its Subsidiaries (including the Group Companies and SPAC) to consent to, waive, and to not assert, any present, past or future actual or potential conflict of interest that may arise in connection with DLA representing any or all of the SPAC equityholders (including the Sponsor) or their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to DLA, including Attorney-Client Communications, in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with PubCo, the Group Companies or any other Person following the Acquisition Merger Effective Time, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)          PubCo, on behalf of itself and each of its Subsidiaries (including, following the Acquisition Merger Effective Time, the Group Companies and SPAC), irrevocably acknowledges and agrees as follows: (i) all of DLA’s work product and all communications of any nature prior to the Acquisition Merger Effective Time (and all records of such communications) by, between or among any or all of SPAC, the Specified SPAC Equityholders and their respective Affiliates, the officers, directors, employees, and agents of SPAC, the Specified SPAC Equityholders and their respective Affiliates, and the financial advisors, attorneys, accountants and other advisors to the foregoing (collectively, the “SPAC Group”), and DLA and its partners and employees with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Transaction Document or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Sponsor and shall be deemed to be confidential and proprietary information solely of the Sponsor; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sponsor, and not by PubCo or any of its Subsidiaries (including, following the Acquisition Merger Effective Time, the Group Companies and SPAC), or their Affiliates, successor or assigns; (iii) effective as of the Acquisition Merger Effective Time, all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by SPAC of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, and deemed transferred and delivered by SPAC to the Sponsor, and SPAC and its Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever, including any right of access to, possession of or right to use or rely on such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) DLA shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to PubCo or any of its Subsidiaries (including, following the Acquisition Merger Effective Time, the Group Companies and SPAC) by reason of any attorney-client relationship between DLA, on the one hand, and SPAC, any SPAC equityholders (including the Sponsor) and their respective Affiliates, on the other hand. Notwithstanding the foregoing, in the event that a dispute arises between PubCo or any of its Subsidiaries (including, after the Acquisition Merger Effective Time, any Group Company or SPAC), on the one hand, and a third party other than the SPAC Group, on the other hand, PubCo, SPAC, and/or the applicable Group Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that PubCo, SPAC, and/or any Group Company may not waive such privilege without the prior written consent of the Sponsor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           This Section 10.15 is intended for the benefit of, and shall be enforceable by, DLA. This Section 10.15 shall be irrevocable, and no term of this Section 10.15 that affects or relates to DLA or the Sponsor may be amended, waived or modified, without the prior written consent of DLA or the Sponsor, as applicable.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Merger Subs, the Company and PubCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HAYMAKER ACQUISITION CORP. 4

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Chief Executive Officer

HAYMAKER MERGER SUB I, INC.

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Vice President

HAYMAKER MERGER SUB II, LLC

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Vice President

CONCRETE PARTNERS HOLDING, LLC

By:	/s/ Ned N. Fleming, III
Name:	Ned N. Fleming, III
Title:	Executive Chairman

SUNCRETE, INC.

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Vice President